                                                                   Exhibit 10.73


                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                         CMI ACQUISITION COMPANY, INC.,



                             COMMODORE MEDIA, INC.,



                                       AND



                           THE STOCKHOLDERS AND OTHER
                            SIGNATORIES NAMED HEREIN



                                   DATED AS OF



                                  JUNE 21, 1996
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                                TABLE OF CONTENTS

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                                    ARTICLE I

                                   THE MERGER

         1.1.     The Merger ..................................................................................   1
         1.2.     Effective Time ..............................................................................   2
         1.3.     Effect of the Merger ........................................................................   2
         1.4.     Certificate of Incorporation; Bylaws ........................................................   2
         1.5.     Directors and Officers ......................................................................   2
         1.6.     Merger Consideration; Conversion and Cancellation of Securities .............................   2
         1.7.     Employee Stock Options ......................................................................   4
         1.8.     Warrants ....................................................................................   5
         1.9.     Payment; Surrender of Certificates ..........................................................   5
         1.10.    Stock Transfer Books ........................................................................   7
         1.11.    Appointment of Indemnitor Representative ....................................................   7
         1.12.    Indemnification Escrow ......................................................................   8
         1.13.    Approval of Merger ..........................................................................   8

                                   ARTICLE II

                            SERIES B PREFERRED STOCK

         2.1.     Purchase of Preferred Stock .................................................................   9
         2.2.     Conditions to Fund III's Obligation .........................................................  11
         2.3.     Conditions to Commodore's Obligations .......................................................  12
         2.4.     Closing .....................................................................................  13
         2.5.     Letter of Credit ............................................................................  13
         2.6.     Release of Letter of Credit from Escrow .....................................................  15

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1.     Representations and Warranties Regarding Commodore ..........................................  15
         3.2.     Representations and Warranties of Indemnitors who are Stockholders ..........................  29
         3.3.     Representations and Warranties of Mergeco ...................................................  30
         3.4.     Representations and Warranties of Indemnitors who are Not Stockholders ......................  32


                                       (i)

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                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         4.1.     Covenants of Commodore .....................................................................   33
         4.2.     Negative Trade Balance .....................................................................   36
         4.3.     Environmental Site Assessments .............................................................   36

                                    ARTICLE V

                       ADDITIONAL AGREEMENTS OF COMMODORE

         5.1.     No Other Bids ..............................................................................   36
         5.2.     Access and Information .....................................................................   37
         5.3.     Assistance .................................................................................   38
         5.4.     Compliance With Station Licenses ...........................................................   38
         5.5.     Notification of Certain Matters ............................................................   39
         5.6.     Third Party Consents .......................................................................   39
         5.7.     Post Signing Arrangements and Elections. ...................................................   39
         5.8.     Use of Proceeds. ...........................................................................   40
         5.9.     Waiver of Appraisal Rights .................................................................   41
         5.10.    Signed Acknowledgments .....................................................................   41
         5.11.    Treatment of Dividends for Income Tax Purposes .............................................   41
         5.12.    Exchange Indenture .........................................................................   41
         5.13.    Home Office Payment ........................................................................   42

                                   ARTICLE VI

                              COVENANTS OF MERGECO

         6.1.     Notification of Certain Matters ............................................................   42
         6.2.     Commitment Letter ..........................................................................   43

                                   ARTICLE VII

                                MUTUAL COVENANTS

         7.1.     Application for Commission Consent .........................................................   43
         7.2.     Control of Stations ........................................................................   43
         7.3.     Other Governmental Consents ................................................................   43
         7.4.     Brokers or Finders .........................................................................   44
         7.5.     Additional Agreement .......................................................................   44
         7.6.     Other Agreements ...........................................................................   44


                                       (ii)
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
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
         7.7.     Remediation Costs ..........................................................................   44

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         8.1.     Conditions to Each Party's Obligation ......................................................   45
         8.2.     Conditions to Obligation of Mergeco ........................................................   45
         8.3.     Conditions to Obligations of Commodore .....................................................   47

                                   ARTICLE IX

                                    CLOSING

         9.1.     Closing ....................................................................................   47
         9.2.     Actions to Occur at Closing ................................................................   48

                                    ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

         10.1.    Termination ................................................................................   49
         10.2.    Effect of Termination ......................................................................   51

                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.1.    Survival of Representations, Warranties and Covenants ......................................   52
         11.2.    Exclusive Remedy ...........................................................................   52
         11.3.    Specific Performance .......................................................................   52
         11.4.    Knowledge ..................................................................................   53
         11.5.    Amendment and Modification .................................................................   53
         11.6.    Waiver of Compliance; Consents .............................................................   53
         11.7.    Validity ...................................................................................   53
         11.8.    Expenses and Obligations ...................................................................   53
         11.9.    Parties in Interest ........................................................................   53
         11.10.   Notices ....................................................................................   53
         11.11.   Interpretation .............................................................................   55
         11.12.   Counterparts ...............................................................................   55
         11.13.   Entire Agreement ...........................................................................   55
         11.14.   Governing Law .....................................................................   55
         11.15.   Publicity .........................................................................   55


                                        3
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
         11.16.            Assignment ........................................................................   55
         11.17.            Further Assurances ................................................................   56
         11.18.            Director, Officer and Stockholder Liability                                           56

EXHIBITS:

Exhibit A        --        Form of Indemnification Escrow Agreement
Exhibit B        --        Form of Letter of Credit Escrow Agreement
Exhibit C        --        Form of Certificate of Designations, Preferences and
                           Rights of Series B Preferred Stock
Exhibit D        --        Form of Series B Registration Rights Agreement
Exhibit E        --        Form of Warrant Agreement
Exhibit F        --        Form of Warrant Registration Rights Agreement
Exhibit G        --        Form of Opinion of Pryor, Cashman, Sherman & Flynn
Exhibit H        --        Form of Opinion of Haley, Bader & Potts
Exhibit I        --        Form of Opinion of Pryor, Cashman, Sherman & Flynn
Exhibit J        --        Form of Opinion of Haley, Bader & Potts
Exhibit K        --        Form of Opinion of Vinson & Elkins L.L.P.
Exhibit L        --        Form of Opinion of Fisher, Wayland, Cooper & Leader
Exhibit M        --        Form of Letter of Credit
Exhibit N        --        Form of Release
Exhibit O        --        Schedule 5.16(b) to the AT&T Agreement

SCHEDULES:

Schedule 1.12              --     List of Indemnitors
Schedule 3.1(a)            --     Qualification to do Business and Good Standing
Schedule 3.1(b)            --     Subsidiaries
Schedule 3.1(c)            --     List of Stockholders and Ownership
Schedule 3.1(d)            --     Absence of Conflicts
Schedule 3.1(e)            --     Unrecorded Liabilities and Conduct of Business
Schedule 3.1(f)            --     Licenses and Permits
Schedule 3.1(g)            --     Litigation
Schedule 3.1(h)            --     Insurance
Schedule 3.1(i)            --     Real Estate
Schedule 3.1(l)            --     Environmental Site Assessment Reports
Schedule 3.1(m)            --     Taxes
Schedule 3.1(n)            --     Certain Agreements
Schedule 3.1(o)            --     Employee Benefit Plans
Schedule 3.1(p)            --     Patents, Trademarks; Etc.
Schedule 3.1(q)            --     Affiliate Relationships
Schedule 3.2               --     Ownership



                                      (iv)

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of June 21, 1996, is entered into by and among CMI Acquisition Company, Inc., a Delaware corporation ("Mergeco"), Commodore Media, Inc., a Delaware corporation ("Commodore"), each of the persons identified on Schedule 3.1(c) hereto who are all of the holders of the issued and outstanding Common Stock (as defined in Section 1.6(b)) of Commodore (the "Stockholders"), and certain other signatories hereto for the limited purposes stated herein.

                                    RECITALS:

         WHEREAS, Mergeco, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), will merge with and into Commodore (the "Merger");

         WHEREAS, the Board of Directors of Mergeco, a wholly-owned subsidiary of Hicks, Muse, Tate & Furst Equity Fund III, L.P., a Delaware limited partnership (referred to herein as either the "Parent" or "Fund III"), has determined that the Merger is in the best interests of Mergeco and the Parent, has approved and adopted this Agreement and the transactions contemplated hereby and has recommended to the Parent that it authorize, approve and adopt this Agreement and the transactions contemplated hereby;

         WHEREAS, the Board of Directors of Commodore has determined that the Merger is in the best interests of Commodore and all holders of capital stock of Commodore, has approved and adopted resolutions approving this Agreement and the transactions contemplated hereby and has recommended to the Stockholders that they authorize, approve and adopt this Agreement and the transactions contemplated hereby;

         WHEREAS, the Parent, by its execution of this Agreement, has consented to, and has authorized, approved and adopted, this Agreement and the transactions contemplated hereby; and

         WHEREAS, the Stockholders, by their execution of this Agreement, have consented to, and have authorized, approved and adopted, this Agreement and the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements herein contained, the parties hereto covenant and agree as follows:


                                    ARTICLE I

                                   THE MERGER

         1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.2),

Mergeco shall be merged with and into Commodore. As a result of the Merger, the separate corporate existence of Mergeco shall cease and Commodore shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). The name of the Surviving Corporation shall be "Commodore Media, Inc."

          1.2. Effective Time. The Merger shall be consummated, as and when provided in Section 9.1 hereof, by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of the completion of such filing being the "Effective Time").

          1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject to the applicable provisions of Delaware Law, at the Effective Time, all the property, rights, privileges, powers and franchises of Mergeco and Commodore shall vest in the Surviving Corporation, and all debts, liabilities and duties of Mergeco and Commodore shall become the debts, liabilities and duties of the Surviving Corporation.

          1.4. Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation and the Bylaws of Commodore, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

          1.5. Directors and Officers. The directors of Mergeco immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Commodore immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time, except that the chief executive officer of Mergeco immediately prior to the Effective Time shall be the chief executive officer of the Surviving Corporation at the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

          1.6. Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Mergeco, Commodore or the holders of Commodore's securities:

                  (a) Subject to the other provisions of this Section 1.6, each share of Class A common stock, par value $0.01 per share, of Commodore ("Class A Common Stock") issued and outstanding immediately prior to the Effective Time (excluding any Class A Common Stock described in subsection 1.6(f) of this Agreement) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive cash in the amount of the Purchase Price (as defined in subsection 1.6(h)) (the "Class A Consideration"), without any interest thereon, payable to the holder thereof upon surrender of the certificate formerly representing such share.

                  (b) Subject to the other provisions of this Section 1.6, each share of Class B common stock, par value $0.01 per share, of Commodore ("Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock") issued and outstanding immediately prior to the Effective Time (excluding any Class B Common Stock described in subsection 1.6(f) of this Agreement) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive cash in the amount of the Purchase Price (the "Class B Consideration"), without any interest thereon, payable to the holder thereof upon surrender of the certificate formerly representing such share.

                  (c) Subject to the other provisions of this Section 1.6, each share of Series A Preferred Stock, par value $0.01 per share, of Commodore ("Series A Preferred Stock") issued and outstanding immediately prior to the Effective Time (excluding any Series A Preferred Stock described in subsection 1.6(f) of this Agreement) shall, by virtue of the Merger and without any action on the part of holder thereof, be converted into the right to receive cash in the amount of $1,000 per share plus all accrued and unpaid dividends on such share through and excluding the Closing Date (as defined in Section 9.1) (the "Series A Preferred Stock Consideration" and, together with the Class A Consideration and the Class B Consideration, the "Merger Consideration"), without any interest thereon payable to the holder thereof upon surrender of the certificate formerly representing such share. Mergeco agrees to provide the cash to be used to pay the Series A Preferred Stock Consideration, which cash shall be from sources that would not cause a "Default" pursuant to the Indenture dated as of April 21, 1995, as amended, among Commodore, certain of Commodore's subsidiaries and IBJ Schroder Bank & Trust Company (the "Indenture").

                  (d) Subject to the other provisions of this Section 1.6, each share of Series B Preferred Stock, par value $0.01 per share, of Commodore ("Series B Preferred Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of holder thereof, be converted into the right to receive a number of shares of the Surviving Corporation Class A Common Stock (as defined in subsection 1.6(g)) determined by dividing $1,000 by the Purchase Price, plus, at the option of Fund III, cash equal to all accrued and unpaid dividends on such share through and excluding the Closing Date or an additional number of shares of Surviving Corporation Class A Common Stock determined by dividing the amount of all accrued and unpaid dividends on such share of Series B Preferred Stock through and excluding the Closing Date by the Purchase Price, upon surrender of the certificate formerly representing such shares. Fractional shares of Surviving Corporation Class A Common Stock shall be aggregated and rounded to the nearest whole share.

                  (e) As a result of their conversion pursuant to subsections 1.6(a), (b), (c) and (d), all converted shares of Class A Common Stock, Class B Common Stock, and Series A Preferred Stock (collectively, the "Converted Shares") and Series B Preferred Stock shall cease to be outstanding and shall automatically be canceled and retired. Until surrendered to the Surviving Corporation, each certificate previously evidencing the Converted Shares and the Series B Preferred Stock outstanding immediately prior to the Effective Time shall be deemed for all purposes to evidence solely the right to receive the consideration described in subsections 1.6(a), (b), (c) and (d).

                  (f) Notwithstanding any provision of this Agreement to the contrary, each share of Class A Common Stock, Class B Common Stock or Series A Preferred Stock held in the treasury of Commodore immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                  (g) Each share of common stock, par value $0.01 per share ("Mergeco Common Stock"), of Mergeco issued and outstanding immediately prior to the Effective Time shall be converted into one share of Class A common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Class A Common Stock"). Immediately prior to the Merger, the issued and outstanding shares of Mergeco Common Stock shall have been issued for an average price equal to the Purchase Price per share.

                  (h) The term "Purchase Price" shall mean the amount equal to $106,757,000 divided by the sum of the number of (A) shares of Common Stock issued and outstanding immediately prior to the Effective Time, (B) shares of Class A Common Stock issuable upon exercise of the Options (as defined in Section 1.7) outstanding immediately prior to the Effective Time and (C) shares of Class A Common Stock issuable upon exercise of the Warrants (as defined in Section 1.8) outstanding immediately prior to the Effective Time. The "Purchase Price" calculation assumes that Commodore shall issue or grant options for the remaining 35,685 shares of Class A Common Stock authorized for issuance pursuant to the Option Plan (as defined in Section 1.7) at an exercise price of $45.00 per share. Notwithstanding the first sentence of this subsection 1.6(h) and for purposes of calculating the Purchase Price, the $106,757,000 amount used to determine the Purchase Price shall be reduced by the product of $140.00 multiplied times a number determined by subtracting from 35,685 the number of Options issued pursuant to the Option Plan after the date of this Agreement and prior to the Effective Time. Furthermore, the $106,757,000 amount used to determine the Purchase Price may be reduced, and shall be reduced, if so elected by the Stockholders under Section 10.1(c)(iv), by the excess of the estimated cost of remediation pursuant to Section 10.1(c)(iv) over $500,000 (subject to adjustment when the actual cost of remediation is finally determined).

         1.7. Employee Stock Options. At the Effective Time, each holder of then outstanding options ("Options") to purchase shares (the "Option Shares") of Class A Common Stock granted by Commodore pursuant to its 1995 Stock Option Plan (the "Option Plan") (whether or not then presently exercisable), except for each holder of Options who in connection with Section 5.7(a) agrees with the Board of Directors of Commodore or any committee thereof (the "Committee") administering the Option Plan that the Options held by such holder shall not be settled pursuant to this Section 1.7, shall be entitled to receive, and shall receive, in settlement of each option, a cash payment (the "Option Consideration") from the Surviving Corporation in an amount equal to the product of (a) the Purchase Price minus the exercise price per Option Share and (b) the number of Option Shares (including any fractional Option Shares) covered by such Option, less any applicable withholding taxes. Each agreement previously evidencing the Options immediately prior to the Effective Time that are settled pursuant to this
Section 1.7 (the "Settled Options") shall be deemed for all purposes to evidence solely the right to receive the Option Consideration. The Committee shall have the right at any time or from time to time following the execution hereof to accelerate and vest, in full or in part, any and all Settled Options not currently exercisable in full. The Committee shall take all necessary actions to make the Option Plan consistent with this treatment of the Options.

          1.8. Warrants. Immediately prior to the Effective Time, each holder of then outstanding warrants (the "Warrants") to purchase shares of Class A Common Stock granted by Commodore (whether or not then presently exercisable) shall be entitled to receive, and shall receive, in settlement of each Warrant, where the amount set forth in clause (i) below is positive, a cash payment (the "Warrant Consideration") from Commodore in an amount equal to the product of (i) the Purchase Price minus the exercise price per share of the Warrant and (ii) the number of shares of Class A Common Stock (including any fractional shares) covered by such Warrant, less any applicable withholding taxes. Each agreement or certificate previously evidencing such Warrants (the "Settled Warrants") immediately prior to the Effective Time shall be deemed for all purposes to evidence solely the right to receive the Warrant Consideration. Commodore, acting through its Board of Directors or any committee thereof, shall have the right at any time or from time to time following the execution hereof to accelerate and vest, in full or in part, any and all Settled Warrants not currently exercisable in full.

          1.9.    Payment; Surrender of Certificates.

                  (a) Exchange Fund. At or prior to the Effective Time, Mergeco shall deposit, or cause to be deposited, with a bank or trust company designated by Mergeco or, at Mergeco's election, with the Surviving Corporation (such bank or trust company or the Surviving Corporation being referred to as the "Exchange Agent"), for the benefit of the former holders of Converted Shares, Settled Options or Settled Warrants, for exchange in accordance with Section 1.9 hereof, through the Exchange Agent, cash in an amount equal to the difference between
(i) the sum of (A) the product of the Class A Consideration multiplied by the number of converted shares of Class A Common Stock, (B) the product of the Class B Consideration multiplied by the number of converted shares of Class B Common Stock, (C) the product of the Series A Preferred Stock Consideration multiplied by the number of converted shares of Series A Preferred Stock, (D) the sum of the Option Consideration applicable to all Settled Options and (E) the sum of the Warrant Consideration applicable to all Settled Warrants, and (ii) the sum of (A) $4,000,000 (the "Escrowed Consideration") which shall be deposited with the Escrow Agent (as defined in Section 1.12 hereof) by the Surviving Corporation in accordance with the terms of the Indemnification Escrow Agreement (herein so called) substantially in the form of Exhibit A attached hereto, as set forth in Section 1.12 hereof and (B) any Merger Consideration, Option Consideration or Warrant Consideration paid pursuant to Section 1.9(d). The cash deposited with the Exchange Agent in accordance with this subsection 1.9(a) is hereinafter referred to as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions, deliver cash or by wire transfer of immediately available funds, as described above, in exchange for surrendered certificates or agreements pursuant to the terms of this Agreement out of the Exchange Fund.

                  (b) Exchange Procedures. As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to send to each record holder of Class A Common Stock, Class B Common Stock, Series A Preferred Stock, Settled Options or Settled Warrants at the Effective Time other than those record holders who surrender their Certificates (as defined herein) pursuant to Section 1.9(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to certificates theretofore representing Class A Common Stock, Class B Common Stock, and Series A Preferred Stock and certificates or agreements representing Settled Options or Settled Warrants (collectively, the"Certificates") shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and contain such other provisions as the Surviving Corporation shall determine) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for cash. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash in the amount such holder has the right to receive pursuant to the provisions of this Article I (less the Escrowed Consideration allocable to such holder as set forth in Schedule 1.12), and the Certificate so surrendered shall forthwith be canceled. Until surrendered for exchange in accordance with the provisions of this Section 1.9, each Certificate theretofore representing Converted Shares, Settled Options or Settled Warrants shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration, Option Consideration or Warrant Consideration, as applicable, as set forth in this Agreement. If any holder of Converted Shares, Settled Options or Settled Warrants shall be unable to surrender such holder's Certificates because such Certificates have been lost or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid on any Merger Consideration, Option Consideration or Warrant Consideration payable to former holders of Converted Shares, Settled Options or Settled Warrants.

                  (c) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the former holders of Converted Shares, Settled Options or Settled Warrants on the 6-month anniversary of the Closing Date shall be delivered to the Surviving Corporation, upon demand, and any former holders of Converted Shares, Settled Options or Settled Warrants who have not theretofore complied with this Section 1.9 shall thereafter look only to the Surviving Corporation for the Merger Consideration, Option Consideration or Warrant Consideration to which they are entitled, without any interest thereon.

                  (d) Exchange at Closing. Notwithstanding the foregoing provisions of this Section 1.9, each record holder of a Certificate who surrenders such Certificate for cancellation to the Surviving Corporation at the Closing, together with a duly executed letter of transmittal (which shall be available at the Closing), shall be entitled to receive in exchange therefor in the amount such holder has the right to receive pursuant to the provisions of this Article I (less the Escrowed Consideration allocable to such holder as set forth in Schedule 1.12 hereto) payable in cash or by wire transfer of immediately available funds on the Closing Date, and the Certificate so surrendered shall forthwith be canceled.

          1.10. Stock Transfer Books. At the Effective Time, the stock transfer books of Commodore shall be closed and there shall be no further registration of transfers of shares of Class A Common Stock, Class B Common Stock, Series A Preferred Stock or Series B Preferred Stock on the records of Commodore. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article I.

          1.11. Appointment of Indemnitor Representative. By the execution and delivery of this Agreement, each Indemnitor (as defined in Section 1.12) hereby irrevocably constitutes and appoints Bruce A. Friedman as the true and lawful agent and attorney-in-fact (the "Indemnitor Representative") of such Indemnitor with full power of substitution to act in the name, place and stead of such Indemnitor with respect to (a) the power to execute any amendment to this Agreement as the Indemnitor Representative shall deem necessary or appropriate in his sole discretion and (b) the performance of the obligations and rights of such Indemnitor under the Indemnification Escrow Agreement, including, without limitation, the power to execute the Indemnification Escrow Agreement and any amendments thereto on behalf of such Indemnitor, to do or refrain from doing all such further acts and things, and to execute, deliver and receive all such documents, waivers, extensions and amendments as such Indemnitor Representative shall deem necessary or appropriate in its sole discretion in connection with the administration of the Indemnification Escrow Agreement (and any such actions shall be binding on such Indemnitor).

         Mergeco and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Indemnitor Representative as the action of each Indemnitor in all matters referred to herein, and each Indemnitor confirms all that said Indemnitor Representative shall do or cause to be done by virtue of his appointment as Indemnitor Representative. All actions by the Indemnitor Representative are acknowledged by the parties hereto to be taken by it solely as agent and attorney-in-fact for each Indemnitor. By the execution of this Agreement, Bruce A. Friedman has accepted his appointment as Indemnitor Representative. Each Indemnitor covenants and agrees that he or it will not voluntarily revoke the power of attorney conferred in this Section 1.11. If any Indemnitor dies or becomes incapacitated, disabled or incompetent (such deceased, incapacitated, disabled or incompetent Indemnitor being a "Former Indemnitor") and, as a result, the power of attorney conferred by this Section
1.11 is revoked by operation of law, it shall not be a breach under this Agreement if the heirs, beneficiaries, estate, administrator, executor, guardian, conservator or other legal representative of such Former Indemnitor (each a "Successor Indemnitor") confirms the appointment of the Indemnitor Representative as agent and attorney-in-fact for such Successor Indemnitor. If the power of attorney conferred by this Section 1.11 is revoked by operation of law and thereafter not reconfirmed by the Successor Indemnitor prior to the Closing, such revocation shall not be deemed a breach of any of the provisions of this Agreement provided that such Successor Indemnitor executes and delivers such other certificates, documents or instruments (including, without limitation, any amendments hereto and the Indemnification Escrow Agreement) that would have been delivered on its behalf by the Indemnitor Representative had such Successor Indemnitor reconfirmed the agency and power of attorney conferred by this
Section 1.11.

          1.12. Indemnification Escrow. Subject to Sections 11.1 and 11.2 hereof, the Stockholders and each other person listed on Schedule 1.12 (collectively, with the Stockholders, the "Indemnitors") have agreed to indemnify the Surviving Corporation from and against any claims by the Surviving Corporation (and certain other indemnified parties) for losses pursuant to the terms of the Indemnification Escrow Agreement. On or prior to the Closing, the Surviving Corporation, the Indemnitor Representative, on behalf of the Indemnitors, and Citibank, N.A. (or such other entity or person as Mergeco and the Indemnitor Representative shall mutually select) (the "Escrow Agent") shall enter into an Indemnification Escrow Agreement in the form of Exhibit A attached hereto, subject only to the last sentence of this Section 1.12 and the comments, if any, of the Escrow Agent as to its rights and obligations thereunder, whereby the Indemnitors shall agree that the Escrowed Consideration attributable to each Indemnitor, as specified beside his or its name on Schedule 1.12, shall be deposited into and held in escrow under and pursuant to the terms of the Indemnification Escrow Agreement. The Surviving Corporation is directed by each Indemnitor to deposit the amount shown beside his or its name on Schedule 1.12 with the Escrow Agent immediately after the Effective Time and the Surviving Corporation shall make such deposit as directed and each Indemnitor shall be released from any further obligation with respect to the deposit. Subsequent to the date of this Agreement, but prior to the Closing, other persons may be (a) substituted for the Indemnitors initially listed on Schedule 1.12 or (b) added to Schedule 1.12, and the amount of the Escrowed Consideration attributable to each Indemnitor listed on such schedule may be changed, provided that the total amount listed on Schedule 1.12 shall at all times be equal to the Escrowed Consideration. Notice of any such changes to Schedule 1.12 shall be provided to Mergeco by prompt delivery of a revised Schedule 1.12 to Mergeco. The parties hereto agree that the Indemnification Deductible (as defined in the Indemnification Escrow Agreement) shall equal $600,000 less any reduction thereto as contemplated by Sections 7.7 and 10.1(c)(iv).

          1.13.   Approval of Merger.

                  (a) The Stockholders, in their capacity as stockholders of Commodore, by their execution hereof, consent to, and authorize, approve and adopt, this Agreement and the transactions contemplated hereby.

                  (b) Parent, in its capacity as the sole stockholder of Mergeco, by its execution hereof, consents to, and authorizes, approves and adopts, this Agreement and the transactions contemplated hereby.

                                   ARTICLE II

                            SERIES B PREFERRED STOCK

          2.1. Purchase of Preferred Stock. (a) On or before the First Purchase Date (as defined in Section 2.1(c)), the Board of Directors of Commodore shall, and has agreed to, fix the designation of 120,000 or more shares of preferred stock as "Series B Preferred Stock" with the powers, preferences, and relative participating, optional, or other special rights and qualifications, limitations, or restrictions thereof as set forth on the Certificate of Designations, Preferences and Rights of Series B Preferred Stock attached as Exhibit C hereto (the "Series B Certificate of Designations"), which the Board of Directors of Commodore shall, and hereby agrees to, file with the Secretary of State of the State of Delaware on or before the First Purchase Date. Upon filing the Series B Certificate of Designations, the Board of Directors of Commodore shall authorize the issuance of up to, subject to satisfaction of the terms and conditions of this Article II, and shall reserve, 20,000 shares of Series B Preferred Stock for issuance to Fund III, in exchange for consideration equal to $1,000 per share, payable in cash. The parties hereto who are parties to the following agreements have, contemporaneously with the execution hereof, executed and delivered such agreements to Bankers Trust Company ("Bankers Trust"), 130 Liberty Street, New York, New York 10006, Attention: Mary Kay
Coyle: (i) the Registration Rights Agreement to be effective as of the First Purchase Date, by and among Commodore and Fund III substantially in the form attached as Exhibit D hereto (the "Series B Registration Rights Agreement"),
(ii) the Warrant Agreement to be effective as of the date of termination of this Agreement, between Commodore and Fund III substantially in the form attached as Exhibit E hereto (the "Warrant Agreement"), and (iii) the Common Stock Registration Rights Agreement to be effective as of the date of termination of this Agreement, among Commodore, the stockholders of Commodore named therein and Fund III substantially in the form attached as Exhibit F hereto (the "Warrant Registration Rights Agreement" and together with the Warrant Agreement, the "Warrant Documents"). If (A) this Agreement is terminated, and the Preferred Shares (as defined in Section 2.1(b)), if any, are redeemed by Commodore within 60 calendar days after the Final Purchase Date or (B) the Merger is consummated, the Warrant Documents and the Series B Warrants (as defined in Section 2.1(c)) issued to Fund III shall terminate and become null and void without further force or effect.

                  (b) Subject to the conditions set forth in Section 2.2, Fund III hereby covenants and agrees that (i) if requested by Commodore on or after August 20, 1996 and prior to the termination of this Agreement, Fund III, upon 10 business days prior written notice from Commodore, shall purchase (the "First Purchase") up to 5,000 shares of Series B Preferred Stock from Commodore in a single transaction at a purchase price of $1,000 per share, or up to $5,000,000 in the aggregate (and only in increments of $500,000), payable in cash and (ii) if this Agreement is terminated pursuant to any subsection of Section 10.1 other than pursuant to subsection 10.1(b)(i) as a result of a breach by Commodore or any of the Indemnitors or subsection 10.1(c)(iii), and if requested in writing by Commodore within 10 business days after such termination, Fund III shall purchase (the "Final Purchase") up to 20,000 shares of Series B Preferred Stock from Commodore at a purchase price of $1,000 per share, or up to $20,000,000 in the aggregate (and only in increments of $500,000), less the amount of any Series B Preferred Stock previously purchased from Commodore pursuant to clause (i) above, payable in cash (collectively with the shares purchased in subsection 2.1(b)(i), the "Preferred Shares"). Notwithstanding clause (b)(ii) in the immediately preceding sentence, if Commodore terminates this Agreement pursuant to subsection 10.1(b)(i) or 10.1(d)(i) and Commodore seeks liquidated damages pursuant to
Section 10.2, subject to the conditions set forth in Section 2.2, Fund III shall only be obligated to purchase up to 12,500 shares of Series B Preferred Stock from Commodore at a purchase price of $1,000 per share, or up to $12,500,000 in the aggregate (and only in increments of $500,000), less the amount of any Series B Preferred Stock previously purchased pursuant to clause (b)(i) of the immediately preceding sentence. If Commodore requests Fund III to purchase the Preferred Shares, Commodore hereby agrees to issue the Preferred Shares to Fund III in exchange for the consideration set forth in the immediately preceding sentence and subject to the conditions set forth in Section 2.3.

                  (c) On the date of the First Purchase (the "First Purchase Date"), if any, Fund III shall be entitled to receive a certificate or certificates in the name of Fund III evidencing warrants to purchase shares of Class A Common Stock (the "Series B Warrants"), which Series B Warrants shall be issued pursuant to the terms of the Warrant Agreement and be exercisable for shares of Class A Common Stock equal to 1% of Commodore's fully diluted Common Stock for each $2,500,000 of the purchase price paid for the Preferred Shares acquired on the First Purchase Date, with proportionate adjustments to the 1% for amounts invested of less than $2,500,000. The Series B Warrants to which Fund III becomes entitled on the First Purchase Date shall be delivered by Commodore to Bankers Trust, at the address specified in Section 2.1(a), on the earlier to occur of (i) the date of the Final Purchase (the "Final Purchase Date," and together with the First Purchase Date, the "Purchase Date") or (ii) the 11th business day after termination of this Agreement pursuant to any subsection of Section 10.1 in the event that Commodore does not make a request of Fund III to purchase shares of Series B Preferred Stock as contemplated by
Section 2.1(b)(ii). If this Agreement is terminated pursuant to Section 10.1, on the Final Purchase Date, if any, Fund III shall be entitled to receive a certificate or certificates in the name of Fund III evidencing Series B Warrants, which Series B Warrants shall be issued pursuant to the terms of the Warrant Agreement and be exercisable for shares of Class A Common Stock equal to 1% of Commodore's fully diluted Common Stock for each $2,500,000 of the purchase price paid for the Preferred Shares acquired on the Final Purchase Date, with proportionate adjustments to the 1% for amounts invested of less than $2,500,000. The Series B Warrants to which Fund III becomes entitled on the Final Purchase Date, if any, shall be delivered by Commodore to Bankers Trust, at the address specified in Section 2.1(a), on the Final Purchase Date. For purposes of the Warrant Agreement, the term "fully diluted Common Stock" means, as of each Purchase Date, the sum of all shares of Common Stock issued and outstanding plus the number of shares of Common Stock issuable upon the exercise of all options (assuming all Options that may be granted under the Option Plan have been granted), warrants (including any warrants that may be issuable pursuant to the letter agreement dated June 21, 1996, between CIBC WG Argosy Merchant Fund 2, L.L.C. and Commodore), calls, rights, conversion rights, commitments or agreements of any character to which Commodore is a party or by which it is bound obligating Commodore to issue, deliver or sell additional shares of Common Stock, or obligating Commodore to grant, extend or enter into any such option, warrant, call, right, conversion right, commitment or agreement.

         2.2. Conditions to Fund III's Obligation. (a) The obligation of Fund III to purchase the Preferred Shares on the First Purchase Date is subject to the satisfaction of the following conditions on the First Purchase Date unless waived by Fund III:

                           (i) the conditions set forth in Sections 8.1(a), (b) and (c) (to the extent applicable to the sale of the Preferred Shares) shall be satisfied as of the First Purchase Date (as though the Purchase Date were the Closing Date);

                           (ii) the representations and warranties of Commodore set forth in Sections 3.1(e) and (f) (with respect to FCC matters only) of this Agreement shall be true and correct in all material respects for any representation or warranty not already qualified for materiality as of the date of this Agreement and as of the First Purchase Date as though made on and as of the First Purchase Date, and Fund III shall have received a certificate signed on behalf of Commodore by the chief executive officer or by the chief financial officer to such effect;

                           (iii) Commodore shall have performed in all material respects the obligations required to be performed by Commodore pursuant to all covenants of Commodore (including Article II), except Section 4.2, prior to the First Purchase Date, and Mergeco shall have received a certificate signed on behalf of Commodore by the chief executive officer or by the chief financial officer to such effect;

                           (iv) the consummation of the sale of the Preferred Shares on the First Purchase Date shall not have caused or shall not cause a default under the AT&T Agreement (as defined in Section 4.1(i)) or the Indenture, and Mergeco shall have received a certificate signed on behalf of Commodore by the chief executive officer or by the chief financial officer to such effect; and

                           (v) Fund III shall have received from (A) Pryor, Cashman, Sherman & Flynn, counsel to Commodore, and (B) Haley, Bader & Potts, special FCC counsel to Commodore, one or more opinions dated the First Purchase Date, in substantially the forms attached as Exhibits G and H hereto, which opinions shall expressly provide that they may be relied upon by Fund III's lenders or other sources of financing with respect to the transactions contemplated hereby.

                  (b) The obligation of Fund III to purchase the Preferred Shares on the Final Purchase Date is subject to the satisfaction of the following conditions on the Final Purchase Date (notwithstanding the fact that this Agreement, but not Article II or Sections 5.11, 5.12 and 5.13, has been terminated to the extent set forth in Article X) unless waived by Fund III:

                           (i) the conditions set forth in Sections 8.1(a), (b) and (c) (to the extent applicable to the sale of Preferred Shares) shall be satisfied as of the Final Purchase Date (as though the Final Purchase Date were the Closing Date);

                           (ii) the representations and warranties of Commodore set forth in Sections 3.1(e) and (f) (with respect to FCC matters only) of this Agreement shall be true and correct in all material respects for any representation or warranty not already qualified for materiality as of the date of this Agreement and as of the Final Purchase Date as though made on and as of the Final Purchase Date, and Fund III shall have received a certificate signed on behalf of Commodore by the chief executive officer or by the chief financial officer to such effect;

                           (iii) Commodore shall have performed in all material respects the obligations required to be performed by Commodore pursuant to this Article II and Sections 4.1, 5.4, 5.8, 5.10, 5.11, 5.12, 5.13
         and 7.6 (only with respect to the Letter of Credit Escrow Agreement), and Fund III shall have received a certificate signed on behalf of Commodore by the chief executive officer or by the chief financial officer to such effect;

                           (iv) the consummation of the sale of the Preferred Shares on the Final Purchase Date shall not have caused or shall not cause a default under the AT&T Agreement (as defined in Section 4.1(i)) or the Indenture, and Mergeco shall have received a certificate signed on behalf of Commodore by the chief executive officer or by the chief financial officer to such effect;

                           (v) if Fund III is requested to purchase more than 12,500 shares of Series B Preferred Stock (less the amount of Preferred Shares previously purchased from Commodore pursuant to Section 2.1(b)(i)) on the Final Purchase Date, Fund III shall have received a Release (herein so called) from Commodore in the form attached as Exhibit N hereto;

                           (vi) if Fund III satisfied its payment obligations on the First Purchase Date, if any, Commodore shall have complied with
         Section 2.5(d); and

                           (vii) Fund III shall have received from (A) Pryor, Cashman, Sherman & Flynn, counsel to Commodore, and (B) Haley, Bader & Potts, special FCC counsel to Commodore, one or more opinions dated the Final Purchase Date, in substantially the forms attached as Exhibits G and H hereto, which opinions shall expressly provide that they may be relied upon by Fund III's lenders or other sources of financing with respect to the transactions contemplated hereby.

         2.3. Conditions to Commodore's Obligations. The obligation of Commodore to sell the Preferred Shares is subject to the satisfaction of the following conditions unless waived by Commodore:

                  (a) The conditions set forth in Sections 8.1(a), (b) and (c) (to the extent applicable to the sale of the Preferred Shares) shall be satisfied as of the Purchase Date (as though each Purchase Date were the Closing
Date).

          2.4. Closing. (a) The closing on each Purchase Date will take place at the offices of Pryor, Cashman, Sherman & Flynn, New York, New York, at 10:00 a.m., local time, or at such other place and time as Fund III and Commodore may agree. Subject to the satisfaction or waiver of the conditions set forth in Sections 2.2 and 2.3, the closing on each Purchase Date shall occur 10 business days after Fund III has received written notice from Commodore as required by subsection 2.1(b) (which notice with respect to the First Purchase may not be delivered prior to August 20, 1996).

                  (b) At each closing, Fund III shall deliver to Commodore the purchase price of the Preferred Shares in immediately available funds via wire transfer or other means acceptable to Commodore.

                  (c) At each closing, Commodore shall deliver to Fund III (Bankers Trust, in the case of clauses (c)(iii), (c)(iv) and (c)(v), at the address specified in Section 2.1(a)) the following:

                           (i) in the case of the First Purchase, the certificates described in Sections 2.2(a)(ii), (a)(iii) and (a)(iv), and, in the case of the Final Purchase, the certificates described in Sections 2.2(b)(ii), (b)(iii) and (b)(iv);

                           (ii) in the case of the First Purchase, the opinions of counsel in Section 2.2(a)(v) and, in the case of the Final Purchase, the opinions of counsel in Section 2.2(b)(vi);

                           (iii) the certificate(s) evidencing ownership by Fund III of the Preferred Shares acquired at the closing;

                           (iv) in the case of a purchase of more than 12,500 shares of Series B Preferred Stock (less the amount of Series B Preferred Stock purchased from Commodore pursuant to Section 2.1(b)(i)) on the Final Purchase Date, the Release;

                           (v) in the case of the Final Purchase Date, the certificate(s) evidencing ownership by Fund III of the Series B Warrants to which Fund III is entitled pursuant to Section 2.1(c) in regard to Preferred Shares acquired on the First Purchase Date and the Final Purchase Date; and

                           (vi) in the case of the First Purchase, a certified copy of the Series B Certificate of Designations and any amendment to the Certificate of Incorporation of Commodore to increase the number of authorized shares of preferred stock.

          2.5. Letter of Credit. (a) Concurrently with the execution of this Agreement and as security for (i) Fund III's agreement to purchase the Preferred Shares from Commodore and (ii) liquidated damages that may be payable by Mergeco to Commodore pursuant to Section 10.2, Fund III shall deliver to Commodore an original, irrevocable letter of credit, in substantially the form of

Exhibit M attached hereto, issued by Bankers Trust in favor of Commodore and the Escrow Agent as joint beneficiaries (the "Letter of Credit") for the sum of $20,000,000. If the Letter of Credit is close to expiration, Fund III, at its option, may substitute a similar letter of credit therefor, and Commodore and Fund III hereby agree to take any action required by the terms of the Letter of Credit Escrow Agreement to effect such substitution.

                  (b) If Fund III is required to purchase Preferred Shares on a Purchase Date pursuant to this Article II and has not complied with its payment obligations pursuant to Section 2.4(b), then on or after such Purchase Date, Commodore shall be entitled and is hereby authorized to draw as a beneficiary under the Letter of Credit the amount of the purchase price for the Preferred Shares payable by Fund III pursuant to this Article II, and Commodore agrees that it will draw as a beneficiary under the Letter of Credit, only if the following conditions have been satisfied:

                           (i) all conditions to the obligation of Fund III pursuant to Section 2.2 to purchase the Preferred Shares pursuant to this Article II have been satisfied;

                           (ii) this Agreement has not been terminated pursuant to (A) Section 10.1(b)(i) as a result of the breach of Commodore or any Stockholder or (B) 10.1(c)(iii);

                           (iii) Commodore has delivered to Bankers Trust, a certificate or certificates evidencing ownership by Fund III of the number of Preferred Shares then being purchased determined by dividing the amount of the draw on the Letter of Credit by $1,000;

                           (iv) in the case of the Final Purchase, Commodore has delivered a certificate or certificates evidencing Series B Warrants to purchase the number of shares of Class A Common Stock required by the Warrant Agreement to Bankers Trust at the address stated in Section 2.1(a); and

                           (v) if more than 12,500 shares of Series B Preferred Stock are being, or have been, issued to Fund III, Commodore has delivered the Release to Mergeco and Bankers Trust.

                  (c) Commodore hereby agrees and understands that if it seeks liquidated damages pursuant to Section 10.2 and becomes entitled thereto, the Escrow Agent, and not Commodore, may draw on the Letter of Credit for liquidated damages and only in accordance with the terms of the Letter of Credit Escrow Agreement.

                  (d) If Fund III satisfied its payment obligations on the First Purchase Date, Commodore hereby covenants and agrees to deliver a Reduction Certificate to Bankers Trust and Fund III on the First Purchase Date whereby the amount of the Letter of Credit shall be reduced by the purchase price of the Preferred Shares purchased by Fund III on such date.

                  (e) Upon satisfaction and performance in full of Fund III's obligations pursuant to this Article II and, Mergeco's obligations, if any, pursuant to Section 10.2, Commodore hereby covenants and agrees, not to thereafter draw as a beneficiary under the Letter of Credit and also to return the Letter of Credit to Fund III for cancellation. Commodore agrees to deliver the Letter of Credit to Fund III on the Closing Date for cancellation.

          2.6. Release of Letter of Credit from Escrow. If Commodore seeks liquidated damages pursuant to Section 10.2 and delivers the Letter of Credit to the Escrow Agent to be held in escrow pursuant to the terms of the Letter of Credit Escrow Agreement, then (a) if (i) Commodore is otherwise paid liquidated damages due under Section 10.2, or (ii) Commodore and Mergeco agree that Commodore is not entitled to the $7,500,000 as liquidated damages, Commodore and Mergeco shall deliver joint written instructions to the Escrow Agent authorizing the release of the Letter of Credit to Fund III for cancellation; (b) if Commodore and Mergeco agree that Commodore is entitled to the $7,500,000 as liquidated damages, Commodore and Mergeco shall deliver joint written instructions to the Escrow Agent authorizing the Escrow Agent to draw $7,500,000 on the Letter of Credit as liquidated damages and release such funds to Commodore; (c) if a final non-appealable judgment of a court of competent jurisdiction (a "Final Determination") establishes Commodore's right to liquidated damages pursuant to Section 10.2, Commodore shall deliver a copy of the Final Determination to the Escrow Agent authorizing the Escrow Agent to draw $7,500,000 on the Letter of Credit as liquidated damages and release such funds to Commodore; or (d) if a Final Determination establishes Fund III's right to the Letter of Credit, Mergeco shall deliver a copy of the Final Determination to the Escrow Agent authorizing the release of the Letter of Credit to Fund III for cancellation.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1. Representations and Warranties Regarding Commodore. Commodore represents and warrants to Mergeco and Parent as follows (with the understanding that Mergeco is relying on such representations and warranties in entering into and performing this Agreement).

                   (a) Organization, Good Standing, Etc. Each of Commodore and its subsidiaries (as defined below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (or organization), has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each state listed on Schedule 3.1(a), which states represent every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify or be in good standing could not have a material adverse effect on the business, operations, properties, condition (financial or otherwise), results of operations, assets or liabilities of Commodore and its subsidiaries, taken as a whole (a "Material Adverse Effect"). Commodore has delivered to Mergeco true and complete copies of the Certificates or Articles of Incorporation and Bylaws (or other organizational documents) of Commodore and each of its subsidiaries, as in effect at the date of this Agreement.

                   (b) Subsidiaries of Commodore. Except as disclosed on
Schedule 3.1(b), Commodore does not own, directly or indirectly, any subsidiaries or have the right, pursuant to a contract or otherwise, to acquire any capital stock, equity interest or other similar investment in any corporation, partnership, joint venture association, limited liability company, trust or other entity. Each subsidiary listed on Schedule 3.1(b), which schedule also discloses the state of incorporation of each subsidiary listed thereon, is a directly or indirectly wholly-owned subsidiary of Commodore. For purposes of this Agreement, a "subsidiary" of any person means any corporation or other entity of which the referenced person owns, directly or indirectly, 50% or more of the capital stock or other equity interests ordinarily entitled to vote for the election of directors or persons performing comparable duties of such corporation or entity. For purposes of this Agreement, "person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other legal entity.

                   (c) Capital Structure. The authorized capital stock of Commodore consists of 3,000,000 shares of Class A Common Stock, 486,373 shares of Class B Common Stock, and 100,000 shares of preferred stock, par value $0.01 per share, of which Commodore has designated 75,000 shares as Series A Preferred Stock and the balance of which are undesignated. As of the date hereof, 61,002 shares of Class A Common Stock are issued and outstanding, 85,524 shares of Class A Common Stock are held by Commodore in its treasury, and 215, 175 shares of Class A Common Stock are reserved for issuance as follows: (x) 83,050 shares are reserved for issuance upon exercise of all of the issued and outstanding warrants, (y) 96,440 shares are reserved for issuance upon exercise of Options outstanding under the Option Plan, and (z) 35,685 shares are reserved for issuance and available for grant pursuant to the Option Plan. As of the date hereof, all of the authorized shares of Class B Common Stock are issued and outstanding. As of the date hereof, 10,000 shares of the Series A Preferred Stock and no shares of Series B Preferred Stock are issued and outstanding. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote ("Voting Debt") on any matters on which holders of Common Stock may vote. All the issued and outstanding shares of capital stock of Commodore are duly authorized, validly issued, fully paid and nonassessable and have not been, and as to shares issued in the future, will not be, issued in violation of any preemptive or similar rights. The Preferred Shares, when issued, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive or similar rights. The Series B Warrants, if and when issued, will be duly authorized and validly issued and the requisite number of shares of Class A Common Stock shall be reserved for issuance upon exercise of the Series B Warrants. The shares of Class A Common Stock issuable upon exercise of the Series B Warrants, if any, will, upon exercise of the Series B Warrants, be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive or similar rights. All shares of capital stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive or similar rights. All the issued and outstanding shares of capital stock of each subsidiary of Commodore are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Except for the Options and the Warrants and pursuant to the terms of this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which Commodore or any of its subsidiaries is a party or by which any of them is bound obligating Commodore or any of its subsidiaries to issue, deliver or sell, or cause to be, delivered or sold, additional shares of capital stock or any Voting Debt of Commodore or any of its subsidiaries, or obligating Commodore or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. To the extent that the treatment of the Options in Section 1.7 is not consistent with the terms of the Option Plan, the Option Plan has been amended to permit such treatment. Schedule 3.1(c) to this Agreement identifies as of the date hereof the record and beneficial owner, if different, of (i) the issued and outstanding shares of Class A Common Stock,
(ii) the issued and outstanding shares of Class B Common Stock, and (iii) the issued and outstanding shares of Series A Preferred Stock in each case identifying the number of shares of Class A Common Stock, Class B Common Stock, and Series A Preferred Stock owned by each such record and beneficial owner as of the date hereof. Schedule 3.1(c) to this Agreement also sets forth a complete and correct list as of the date hereof of (i) to the extent known by Commodore, the holder of each Warrant, including in the case of each Warrant, the number of shares of Class A Common Stock attributable to such Warrant and the number of Warrants then exercisable, and (ii) the holder of each Option, including in the case of each Option, the number of Option Shares attributable to such Option and the number of Option Shares then exercisable. Schedule 3.1(c) to this Agreement also sets forth the capitalization of each subsidiary of Commodore, including the number of authorized shares of each class of capital stock and the par value (if any) thereof, the number of shares of each class of capital stock held in the treasury of the subsidiary, and the number of issued and outstanding shares of each class of capital stock and the names of (and number of shares held by) the record owners thereof.

                   (d) Authority. Commodore has all requisite corporate power and authority to enter into this Agreement, the Indemnification Escrow Agreement, the Letter of Credit Escrow Agreement, the Series B Registration Rights Agreement and the Warrant Documents (collectively, the "Transaction Documents") and to consummate the transactions contemplated hereby. The execution and delivery of the Transaction Documents by Commodore and the consummation by it of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of Commodore (including the authorization, approval and adoption of this Agreement and the transactions contemplated hereby by the holders of capital stock entitled to vote hereon). The Transaction Documents have been duly executed and delivered or, when executed and delivered in accordance herewith, will be duly executed and delivered by Commodore and constitute or, when executed and delivered, will constitute the valid and binding obligations of Commodore, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the execution and delivery of the Transaction Documents nor, except as described on Schedule 3.1(d), the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with or result in any breach of any provision of the Certificates or Articles of Incorporation or Bylaws of Commodore or any of its subsidiaries, (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change of control of Commodore or otherwise) any obligation, or result in the loss of any benefit, or give any person the right to require any security to be repurchased, or give rise to the creation of any lien, charge, security interest or encumbrance upon any of the properties or assets of Commodore or any of its subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement or other material instrument or obligation to which any of them is a party or by which they or any of their properties or assets may be bound or affected, or (iii) violate any order, writ, judgment, injunction, decree, statute, rule or regulation, of any court or any federal, state or local administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") applicable to Commodore or any of its subsidiaries or any of their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Commodore or any of its subsidiaries in connection with the execution and delivery of this Agreement by Commodore or the consummation of the transactions contemplated hereby, except for (i) the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the consents of the Federal Communications Commission (the "FCC") to the transfers of control of the Station Licenses (as defined in Section 3.l(f)(ii) below) as contemplated by
Section 7.1 hereof, and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

                   (e)     Reports; Financial Statements.

                           (i) Commodore and its subsidiaries have filed (A) all forms, reports, statements and other documents required to be filed with (1) the Securities and Exchange Commission (the "SEC"), including without limitation (w) all Annual Reports on Form 10-K, (x) all Quarterly Reports on Form 10-Q, (y) all Current Reports on Form 8-K and
         (z) all other reports, schedules, registration statements or other documents (collectively referred to as the "Company SEC Reports"), and
         (2) any applicable state securities authorities and (B) all material forms, reports, statements and other documents required to be filed with any other Governmental Entities, including the FCC (all such forms, reports, statements and other documents in clauses (A) and (B) of this subsection 3.1(e)(i) being referred to herein, collectively, as the "Company Reports"). The Company Reports were prepared in all material respects in accordance with the requirements of applicable law (including, with respect to the Company SEC Reports, the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports) and the Company SEC Reports did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                           (ii) Commodore has delivered to Mergeco copies of the audited consolidated balance sheets as of December 31, 1995 and December 31, 1994, together with the related audited consolidated statements of income, cash flows and changes in stockholders' equity of Commodore for the years ended December 31, 1995, 1994 and 1993, and the notes thereto, accompanied by the reports thereon of Ernst & Young LLP, and Weeks DeGraw & Company, P.A. independent public accountants (such audited financial statements collectively being referred to as the "Financial Statements"). The Financial Statements, including the notes thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods covered thereby and present fairly, in all material respects, the consolidated financial position, results of operations and changes in cash flows of Commodore as of such dates and for the periods then ended. The consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (A) have been prepared in accordance with the published rules and regulations of the SEC and GAAP applied on a consistent basis throughout the periods involved (except (1) to the extent disclosed therein or required by changes in GAAP, (2) with respect to Company SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto, and (3) in the case of the unaudited financial statements, as permitted by the rules and regulations of the SEC) and
         (B) fairly present the consolidated financial position of Commodore and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (subject, in the case of unaudited consolidated financial statements for interim periods, to adjustments, consisting only of normal, recurring accruals, necessary to present fairly such results of operations and cash flows), except that any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of Commodore and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated. The calculation of EBITDA (as defined in Section 8.2(f)), when delivered to Mergeco pursuant to Section 8.2(f), will fairly reflect the books and records of Commodore, its subsidiaries and entities or assets to be acquired as contemplated herein on a pro forma basis.

                           (iii) Except as disclosed in Schedule 3.1(e), there is no liability or obligation of any kind, whether accrued, absolute, fixed or contingent, of Commodore or its subsidiaries that is not reflected or reserved against in the balance sheet contained in the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (the "Balance Sheet"), other than (A) liabilities incurred in the ordinary course of business in a manner consistent with past practice since March 31, 1996 (the "Balance Sheet Date"), or (B) any such liability or obligation which would not be required to be presented in financial statements or the notes thereto prepared in conformity with the GAAP applied, in a manner consistent with past practice, in the preparation of the Financial Statements and the consolidated financial statements contained in Company SEC Reports.

                           (iv) Except as disclosed in Schedule 3.1(e), since the Balance Sheet Date, Commodore and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and nothing has occurred that would have been prevented by Section 4.1 if the terms of such section had been in effect as of and after the Balance Sheet Date. Except as disclosed in Schedule 3.1(e), since the Balance Sheet Date and through (and including) the date of this Agreement, there has not occurred, and Commodore and its subsidiaries have not incurred or suffered, any Material Adverse Effect or any event, circumstance, or fact that could have a Material Adverse Effect.

                   (f)     Compliance with Applicable Laws: FCC Matters.

                           (i) Except as permitted or contemplated hereby, the businesses of Commodore and its subsidiaries have been conducted in material compliance with each applicable law, ordinance, regulation, judgment, decree, injunction, rule or order of the FCC or any other Governmental Entity binding on Commodore or any of its subsidiaries or their respective properties or assets. No investigation or review by any Governmental Entity with respect to Commodore or any of its subsidiaries is pending or, to Commodore's knowledge, threatened. Without limiting the generality of the foregoing, Commodore and its subsidiaries have complied in all material respects with the Communications Act of 1934, as amended (the "Communications Act"), all rules, regulations and written policies of the FCC thereunder, all obligations with respect to equal opportunity under applicable law, and all rules and regulations of the Federal Aviation Administration applicable to the towers used by the radio broadcast stations operated by Commodore and its subsidiaries (the "Stations"). In addition, Commodore and its subsidiaries have duly and timely filed, or caused to be so filed, with the FCC all material reports, statements, documents, registrations, filings or submissions with respect to the operation of the Stations and the ownership thereof, including, without limitation, applications for renewal of authority required by applicable law to be filed. All such FCC filings complied in all material respects with applicable laws when made and no material deficiencies have been asserted with respect to any such filings. Substantially all the material required by 47 C.F.R. Section 73.3526 to be kept in the public inspection files of the Stations is in such files.

                           (ii) Schedule 3.1(f) lists (A) all licenses, permits and other authorizations, including the expiration dates thereof, issued to Commodore or any of its subsidiaries by the FCC relating to the Stations and held by them as of the date of this Agreement and (B) all licenses, permits or authorizations issued to Commodore or any of its subsidiaries by any other Governmental Entities which are material to the operations of the Stations and held by them as of the date of this Agreement, the loss of which could have a Material Adverse Effect. Such licenses, permits and authorizations, and all applications for modification, extension or renewal thereof or for new licenses, permits, permissions or authorizations that would be material to the operations of the Stations, are collectively referred to herein as the "Station Licenses." Schedule 3.1(f) lists the legally authorized holder(s) of the Station Licenses, each of which is in full force and effect. The Stations have been operated in all material respects in accordance with the terms of the Station Licenses. Except for proceedings affecting the radio broadcast industry generally and a petition to deny filed in connection with the Huntington Acquisition (as defined in Section 4.1) and an opposition filed with respect to the application of Commodore Media of Pennsylvania, Inc. to increase the nighttime operation power of WAEB(AM), there are no proceedings pending or, to Commodore's knowledge, threatened with respect to Commodore's or any of its subsidiaries ownership or operation of the Stations which reasonably may be expected to result in the revocation, material adverse modification, non-renewal or suspension of any of the Station Licenses, the denial of any pending applications for Station Licenses, the issuance against Commodore or any of its subsidiaries of any cease and desist order, or the imposition of any administrative actions by the FCC or any other Governmental Entity with respect to the Station Licenses, or which reasonably may be expected to adversely affect the Stations' ability to operate as currently operated or the Surviving Corporation's ability to obtain control of the Station Licenses. To Commodore's knowledge, no other broadcast station or radio communications facility is causing interference to the Stations' transmissions beyond that which is allowed by FCC rules and regulations. Commodore has no reason to believe that the FCC will not renew the Station Licenses issued by the FCC in the ordinary course of business. Commodore knows of no facts relating to Commodore under the Communications Act or the rules, regulations or written policies of the FCC in effect on the date of this Agreement that reasonably may be expected to disqualify Commodore from transferring control of the Station Licenses to Mergeco or that would prevent the consummation by them of the transactions contemplated by this Agreement.

                   (g) Litigation. Except as set forth on Schedule 3.1(g), there is no material action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the knowledge of Commodore, threatened against Commodore or any of its subsidiaries or any of their respective properties or assets by or before any arbitrator or Governmental Entity, nor to Commodore's knowledge are there any investigations relating to Commodore or any of its subsidiaries or any of their respective properties or assets pending or threatened by or before any arbitrator or Governmental Entity. Except as set forth in Schedule 3.1(g), there is no judgment, decree, injunction, order, determination, award, finding, or letter of deficiency of any Governmental Entity or arbitrator outstanding against Commodore or any of its subsidiaries or any of their respective properties or assets. There is no material action, suit, inquiry, judicial or administrative proceeding pending or, to the knowledge of Commodore, threatened against Commodore or any of its subsidiaries relating to the transactions contemplated by this Agreement.

                   (h) Insurance. Schedule 3.1(h) sets forth a summary of all fire, liability and other forms of insurance and all fidelity bonds held by or applicable to Commodore or any of its subsidiaries. No event has occurred, including, without limitation, the failure by Commodore or any of its subsidiaries to give any notice or information or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of Commodore or any of its subsidiaries under any such insurance policies in such a manner as could have a Material Adverse Effect. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been canceled within the last two years prior to the date hereof.

                   (i) Real Estate. Each of Commodore and its subsidiaries has good and marketable title in fee simple to all real properties owned by it and valid leaseholds in all real estate leased by it, except to the extent marketability may be affected by the existence of Permitted Liens (as defined in Section 3. 1(k) below). Schedule 3.1(i) lists (i) the street address of each parcel of real property owned by Commodore or any of its subsidiaries and (ii) the street address for each parcel of real property leased by Commodore or any of its subsidiaries under leases with a term other than month-to-month.

                   (j) Personal Property. Except for property held under capital leases, Commodore has good title to all the material items of machinery, equipment, furniture, fixtures, inventory, receivables and other tangible or intangible personal property reflected on the Balance Sheet and all such property acquired since the Balance Sheet Date, except for any such property or assets sold or otherwise disposed of in the ordinary course of business and consistent with past practices since such date. The tangible personal property and fixtures owned or used by Commodore or any of its subsidiaries that are necessary for the operation of the Stations, including all broadcasting equipment and broadcast towers, are in good operating condition and repair (subject to normal wear and tear) and permit the conduct of the business of the Stations in compliance in all material respects with FCC rules and regulations. Commodore or any of its subsidiaries owns or holds under valid leases all of the tangible personal property and fixtures necessary to conduct the business of the Stations as presently conducted.

                   (k) Liens and Encumbrances. All properties and assets, including leases, owned by Commodore and its subsidiaries are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind (collectively, "Liens") except (a) statutory Liens securing payments not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (b) purchase money Liens arising in the ordinary course, (c) Liens for taxes not yet delinquent,
(d) Liens reflected in the Balance Sheet (which have not been discharged), (e) Liens which in the aggregate do not materially detract from the value for use for broadcasting purposes or materially impair the present and continued use of the properties or assets subject thereto in the usual and normal conduct of the business of the Stations, (f) Liens on leases arising from the provisions of such leases, and (g) Liens granted or to be granted under the AT&T Agreement (as defined in Section 4.1(i)) (the Liens referred to in clauses (a) through (g) being "Permitted Liens").

                   (l)     Environmental Matters.

                           (i) All costs and expenses to comply with the requirements of Schedule 5.16(b) to the AT&T Agreement and the schedule amendment thereto, which schedule and amendment are attached hereto as Exhibit O, shall not exceed $100,000.

                           (ii) Except as disclosed in the Phase I (and Phase
         II) Environmental Site Assessment Reports provided by Commodore to Mergeco prior to the date of this Agreement and listed on Schedule 3.1(l):

                                    (A) The real property and facilities owned,
                  operated and leased by Commodore or its subsidiaries and the operations of Commodore or its subsidiaries thereon comply in all material respects and have at all times complied in all material respects with all applicable federal, state and local laws, statutes, codes, rules, regulations, ordinances, orders, determinations or rules of common law pertaining to the environment, natural resources and public or employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, The Oil Pollution Act of 1990, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Toxic Substances Control Act, as amended, and other environmental conservation or protection laws ("Environmental Laws");

                                    (B) No judicial proceedings are pending or,
                  to Commodore's knowledge, threatened against Commodore or its subsidiaries alleging the violation of any Environmental Laws, and there are no administrative proceedings pending or, to Commodore's knowledge, threatened against Commodore or its subsidiaries, alleging the violation of any Environmental Laws and no notice from any Governmental Entity or any private or public person has been received by Commodore or its subsidiaries claiming any violation of any Environmental Laws in connection with any real property or facility owned, operated or leased by Commodore or its subsidiaries, or requiring any remediation, clean-up, modification, repairs, work, construction, alterations or installations on or in connection with any real property or facility owned, operated or leased by Commodore or its subsidiaries that are necessary to comply with any Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving notice;

                                    (C) All material permits, registrations,
                  licenses, authorizations, and the like ("Permits") required to be obtained or filed by each of Commodore and its subsidiaries under any Environmental Laws in connection with Commodore's and its subsidiaries' operations, including, without limitation, those activities relating to the generation, use, storage, treatment, disposal, release, or remediation of Hazardous

                  Substances (as such term is defined in Section 3.1(l)(D) hereof), have been duly obtained or filed, and each of the Company and its subsidiaries are and have at all times been in full compliance with the terms and conditions of all such Permits;

                                    (D) All Hazardous Substances used or
                  generated by Commodore or its subsidiaries or, to Commodore's knowledge, any of their predecessors, on, in, or under any of the owned, operated, or leased real property or facilities are and have at all times been generated, stored, used, treated, disposed of, and released by such persons or on their behalf in such manner as not to result in any Environmental Costs or Liabilities. "Hazardous Substances" means (i) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (ii) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (iii) PCBs, or PCB-containing materials, or fluids; (iv) radon; (v) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste; (vi) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; (vii) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation; and
                  (viii) any underground storage tanks, dikes, or impoundments as defined under any Environmental Laws. "Environmental Costs or Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, settlements, actions, claims, costs and expenses (including, without limitation, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies and performance of remedial or removal actions and cleanup activities) arising from or under any Environmental Laws, order of, or contract of Commodore or its subsidiaries with, any Governmental Entity or any private or public persons, which exceed, or reasonably likely may exceed, $150,000 individually or in the aggregate;

                                    (E) There are not now, nor have there been
                  in the past, on, in or under any property or facilities when owned, leased or operated by Commodore or its subsidiaries or, to Commodore's knowledge, when owned, leased or operated by any of their predecessors, any Hazardous Substances that are in a condition that violates any Environmental Law in any material respect or that reasonably could be expected to require remediation under any Environmental Laws;

                                    (F) Commodore and its Subsidiaries have not
                  received, and to the knowledge of Commodore do not expect to receive, any notification from any source advising Commodore or such subsidiaries that: (i) it is a potentially responsible party under CERCLA or any other Environmental Laws; (ii) any real property or facility currently or previously owned, operated, or leased by it is identified or proposed for listing as a federal National Priorities List ("NPL") (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") list (or state-equivalent) site; and (iii) any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site; and

                                    (G) The Stations' operations do not have a
                  significant environmental impact, as defined by 47 C.F.R.
                  Section 1.1307.

                  (m) Taxes. Each of Commodore and its subsidiaries has filed, or has timely applied for extensions of time to file, all tax returns, reports, statements and other documents ("Tax Returns"') required to be filed, and all such Tax Returns which have been filed are accurate and complete in all material respects. Each of Commodore and its subsidiaries has paid (or there has been paid on its behalf), or has set up an adequate reserve for the payment of, all taxes required to be paid, withheld, or deducted, or for which any of Commodore or its subsidiaries are liable, in respect of the periods covered by such Tax Returns, and with respect to each tax, from the end of the period covered by the most recently filed Tax Return to the date hereof, and the Balance Sheet reflects an adequate reserve for all taxes payable, or required to be withheld and remitted, by Commodore or any of its subsidiaries, or for which Commodore or any of its subsidiaries are liable, accrued through the Balance Sheet Date. No deficiencies for any taxes have been proposed, asserted or assessed against Commodore or any of its subsidiaries and are pending, and no requests for waivers of the time to assess any such taxes are pending. The federal income tax returns of Commodore and its subsidiaries have not been examined by the Internal Revenue Service. Except for payments which may be made pursuant to plans and agreements set forth on Schedule 3.1(m), none of Commodore or its subsidiaries
(i) has filed a consent under section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) has made, or is obligated or may become obligated to make, any material payments that will not be deductible by reason of section 280G of the Code, or (iii) has been a member of an affiliated group of corporations which has filed a consolidated federal income tax return (other than the group of which Commodore is the common parent) or otherwise has any liability for the taxes of any person (other than Commodore and its subsidiaries) under Treas. Reg. Section 1.1502-6, any similar provision of state, local or foreign law, or by reason of its status as a transferee, successor, indemnitor or otherwise. For the purposes of this Agreement, the term "taxes" shall include all federal, state, local and foreign income, property, sales, excise, withholding, unemployment compensation, social security, and other taxes and charges of any nature whatsoever (including interest, penalties and additions to tax relating to any of the specified items).

                   (n) Certain Agreements. Except as set forth in Schedule 3.1(n), neither Commodore nor any of its subsidiaries is a party to any oral or written agreement, plan or arrangement with any officer, director, employee or other station or broadcast personnel (whether an employee or an independent contractor) of Commodore or its subsidiaries (i) the benefits of which are contingent, or the terms of which are materially altered, upon, or result from, the occurrence of a transaction involving Commodore of the nature of any of the transactions contemplated by this Agreement, (ii) providing severance benefits or other benefits after the termination of employment or other contractual relationship regardless of the reason for such termination and regardless of whether such termination is before or after a change of control, (iii) under which any person may receive payments subject to the tax imposed by Section 4999 of the Code or (iv) except as contemplated by Section 1.6(h) and 1.7, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Schedule 3.1(n) hereto lists each oral or written (i) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money, (ii) Employee Benefit Plan, as defined in Section 3.1(o),
(iii) employment or consulting contract which is not terminable without liability or penalty to Commodore or any of its subsidiaries on 30 days or less notice, or (iv) contract, agreement or commitment (except for trade or barter agreements) under which any party thereto remains obligated to provide goods or services having a value, or to make payments aggregating, in excess of $50,000 per year, in any such case to which Commodore or any of its subsidiaries is a party or bound. Each such agreement, contract or obligation described in
Schedule 3.1(n) or required to be so described is a valid and binding obligation of Commodore or one of its subsidiaries, as the case may be, and is in full force and effect without amendment, except where not being a valid and binding obligation or in full force and effect without amendment would not have a Material Adverse Effect. Commodore or one of its subsidiaries, as the case may be, and, to the knowledge of Commodore, each other party to such contracts, has performed in all material respects the obligations required to be performed by it under the agreements so described and is not (with or without lapse of time or the giving of notice, or both) in material breach or default thereunder.
Schedule 3.1(n) identifies, as to each agreement, contract or obligation listed thereon, whether the consent of the other party thereto is required in order for such agreement, contract or obligation to continue in full force and effect upon the consummation of the transactions contemplated hereby or whether such agreement, contract or obligation can be canceled by the other party without liability to such other party due to the consummation of the transactions contemplated hereby. A copy of each written agreement, contract, obligation, plan or arrangement and a description of each oral agreement, contract, obligation, plan or arrangement set forth in Schedule 3.1(n) has been provided to Mergeco.

                   (o)     ERISA Compliance; Labor.

                           (i) The present value of all accrued benefits (vested and unvested) under all the "employee pension benefit plans" as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which Commodore or any other trades or businesses under common control within the meaning of
         Section 4001(b)(1) of ERISA with Commodore (collectively, the "ERISA Group") maintains, or to which Commodore or any member of the ERISA Group is obligated to contribute (the "Pension Plans"), did not, as of the respective last annual valuation dates for such Pension Plans, exceed the value of the assets of such Pension Plan allocable to such benefits. None of the Pension Plans subject to Section 302 of ERISA has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA (whether or not waived) since the effective date of such
         Section 302. Neither Commodore or any member of the ERISA Group, nor any officer of Commodore or any member of the ERISA Group or any of the employee benefit plans of Commodore or any member of the ERISA Group which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction," as such term is described in
         Section 4975 of the Code, which has subjected or which could subject Commodore or any member of the ERISA Group, any officer of Commodore or any of its subsidiaries or any of such plans or any trust to any material tax or penalty on prohibited transactions imposed by such
         Section 4975. None of such Pension Plans subject to Title IV of ERISA or any of their related trusts has been terminated or partially terminated, nor has there been any "reportable event," as that term is defined in Section 4043 of ERISA, with respect thereto since the effective date of such Section 4043. Neither Commodore or any member of the ERISA Group has contributed or been obligated to contribute to any "multiemployer plan" as such term is defined in Section 3(37) or
         Section 4001(a)(3) of ERISA. Except as set forth on Schedule 3.1(o), there are no "employee benefit plans" within the meaning of Section 3(3) of ERISA or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan or arrangement or understanding providing benefits to any present or former employee or contractor of Commodore or any member of the ERISA Group maintained by Commodore or any member of the ERISA Group or as to which Commodore or any member of the ERISA Group has any liability or obligation (collectively, "Employee Benefit Plans").

                           (ii) True, correct and complete copies of each of the Employee Benefit Plans, and related trusts, if applicable, have been furnished to Mergeco, along with the most recent report filed on Form 5500 and summary plan description with respect to each Employee Benefit Plan required to file Form 5500. All reports and disclosures relating to the Employee Benefit Plans required to be filed with or furnished to governmental agencies or plan participants or beneficiaries have been furnished in accordance with applicable law in a timely manner. Each Employee Benefit Plan has been maintained in material compliance with ERISA and the Code, and each Employee Benefit Plan intended to be qualified under Section 401 of the Code satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding the qualified status and has not, since receipt of the most recent favorable determination letter, been amended or, to the knowledge of Commodore, operated in a manner which would adversely affect such qualified status. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Commodore, threatened against, or with respect to any of the Employee Benefit Plans. All contributions required to be made to the Employee Benefit Plans pursuant to their terms have been timely made. To the knowledge of Commodore, there is no matter pending with respect to any of the Employee Benefit Plans before the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation. Except as required by applicable law, none of the Employee Benefit Plans provides medical insurance coverage following retirement. Each Employee Benefit Plan which is an "employee welfare benefit plan," as defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued prior to such amendment or termination.

                           (iii) Schedule 3.1(o) lists each collective bargaining agreement to which Commodore or any of its subsidiaries is a party. Except for those unions which are parties to one or more of the listed collective bargaining agreements or as otherwise listed on
         Schedule 3.1(o), neither Commodore nor any of its subsidiaries has agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of their employees. Each of Commodore and its subsidiaries (a) is, and has been since January 1, 1995, in substantial compliance with all applicable laws regarding labor, employment and employment practices, terms and conditions of employment, affirmative action, wages and hours, plant closing and mass layoff, occupational safety and health, immigration, and workers' compensation, (b) is not engaged, nor has it since January 1, 1995, engaged, in any unfair labor practices, and has no, and has not had since January 1, 1995, any, unfair labor practice charges or complaints before the National Labor Relations Board pending or, to Commodore's knowledge, threatened against it, (c) has no, and has not had since January 1, 1995, any, grievances, arbitrations or other proceedings arising or asserted to arise under any collective bargaining agreement, pending or, to Commodore's knowledge, threatened against it and (d) has no, and has not had since January 1, 1995, any, charges, complaints or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other federal, state or local agency responsible for regulating employment practices, pending, or, to Commodore's knowledge, threatened against it. There is no labor strike, slowdown, work stoppage or lockout pending or, to the knowledge of Commodore, threatened against or affecting Commodore or its subsidiaries, and Commodore or its subsidiaries has not experienced any labor strike, slowdown, work stoppage or lockout since January 1, 1995. Except as set forth on
         Schedule 3.1(o), to Commodore's knowledge, no union organizational campaign or representation petition is currently pending with respect to the employees of Commodore or its subsidiaries.

                   (p) Patents, Trademarks, Etc. Schedule 3.1(p) sets forth each material patent, patent application, trademark, trade name, trade name and trademark registration, service mark, trade secret, copyright, copyright registration and any other proprietary intellectual property rights (collectively, "Intellectual Rights") owned by or registered in the name of Commodore or any of its subsidiaries, or in which Commodore or any of its subsidiaries has any right, license or interest. Commodore or its subsidiaries owns or has the unencumbered right to use pursuant to a valid, binding and enforceable license agreement or other contract or arrangement all such Intellectual

Rights. To the knowledge of Commodore, neither Commodore nor any of its subsidiaries is infringing any such Intellectual Rights, and Commodore is not aware of any infringement by others of any such rights owned by Commodore or any of its subsidiaries.

                   (q) Affiliate Relationships. Schedule 3.1(q) sets forth a complete list of all contracts or other arrangements involving Commodore or any of its subsidiaries in which any officer, director, stockholder or any of their affiliates has a material financial interest, including indebtedness to Commodore or its subsidiaries.

          3.2. Representations and Warranties of Indemnitors who are Stockholders. Each Indemnitor who is a Stockholder, severally as to him or it and not jointly, represents and warrants to Mergeco as follows (with the understanding that Mergeco is relying on such representations and warranties in entering into and performing this Agreement):

                   (a) Owners of Shares. As of the date hereof, such Stockholder other than the Estate of Carter Burden (the "Estate") is the holder of record and owns beneficially that number of shares of Class A Common Stock or Class B Common Stock and, as of the Closing Date, will be the holder of record and will own beneficially that number of shares of capital stock set forth opposite his or its name on Schedule 3.1(c) hereto. With respect to the shares of Class B Common Stock owned by the Estate and set forth opposite the name of the Estate on Schedule 3.1(c) (both as of the date of this Agreement and as of the Closing
Date), the executors (the "Executors") of the Estate , in their fiduciary capacity, beneficially own the Class B Common Stock and the ultimate beneficial ownership of such Class B Common Stock lies in the beneficiaries of the Estate, which include its three Executors, Susan L. Burden, Flobelle F. Burden and S. Carter Burden III, as individuals, and the trustees and beneficiaries of trusts established for the benefit of such persons and their issue under Carter Burden's will. The Executors of the Estate and Commodore will cause the record ownership of the shares of Class B Common Stock now held of record in the name of Carter Burden to be transferred so that record ownership shall be in the name of the Estate or its Executors as of the Closing Date (other than as described in the notes to Schedule 3.1(c)). As used herein, with respect to the Executors of the Estate, "beneficially own" means the sole or shared power to vote or direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose, or direct the disposition, of a security).

                   (b) Authority. (i) If such Stockholder is an entity (i.e., not a natural person), such Stockholder has been duly organized and is validly existing under the laws of the jurisdiction of its organization; such Stockholder has all requisite power and authority to execute and deliver the Transaction Documents to which such Stockholder is a party and to perform its obligations hereunder; and the execution, delivery and performance by such Stockholder of such Transaction Documents and the consummation by such Stockholder of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of such Stockholder.

                           (ii) Such Stockholder has (or, in the case of the
Estate, the Executors, who have been duly appointed and are acting pursuant to valid letters testamentary, collectively have) full legal capacity to execute and deliver the Transaction Documents to which such Stockholder is a party and to perform the obligations of such Stockholder hereunder or thereunder. The Transaction Documents to which such Stockholder is a party have been duly and validly executed and delivered or, when executed and delivered in accordance herewith, will be duly executed and delivered by such Stockholder and, assuming such Transaction Documents constitute the valid and binding obligations of Mergeco and Commodore, constitute or, upon execution and delivery, will constitute valid and binding obligations of such Stockholder, enforceable against it in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Each consent, authorization, order or approval of, or filing or registration with, any Governmental Entity required by applicable law on or before the Closing for or in connection with the execution and delivery by such Stockholder of the Transaction Documents to which such Stockholder is a party, or the performance by such Stockholder of his or its obligations hereunder or thereunder, will have been obtained or made on or before the Closing, except where the failure to obtain any such consent, authorization, order, approval, filing or registration would not materially affect such Stockholder's ability to perform his or its obligations under such Transaction Documents.

                   (c) No Conflicts. Except as set forth on Schedule 3.2, the execution, delivery and performance by such Stockholder of the Transaction Documents to which such Stockholder is a party do not (i) violate or breach any provision of any law or statute applicable to such Stockholder (and, if such Stockholder is a legal entity, any provision of its organizational or constituent documents), except where such violation or breach would not materially affect such Stockholder's ability to perform his or its obligations under such Transaction Documents or (ii) violate, breach, cause a default under, or result in the creation of a Lien pursuant to, any agreement or instrument to which such Stockholder is a party or to which he or it or any of his or its properties may be subject, except where the violation, breach, default or creation of a Lien would not be material to such Stockholder's ability to perform his or its obligations under such Transaction Documents, provided that the parties (A) recognize that the Class B Common Stock to be transferred by the Estate under this Agreement remains subject, by operation of law, to federal and state estate tax liens and (B) agrees that such federal and state estate tax liens are Permitted Liens, the existence of which would not materially and adversely affect the Estate's ability to execute, deliver or perform its obligations under such Transaction Documents.

         3.3. Representations and Warranties of Mergeco. Mergeco represents and warrants to Commodore as follows (with the understanding that Commodore and each Indemnitor is relying on such representations and warranties in entering into and performing this Agreement):

              (a) Organization Standing and Power. Mergeco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                  (b) Authority. Mergeco has all requisite corporate power and authority to enter into the Transaction Documents to which Mergeco is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents to which Mergeco is a party by Mergeco and the consummation by it of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of Mergeco (including the authorization, approval and adoption of this Agreement and the transactions contemplated hereby by the Parent). The Transaction Documents to which Mergeco is a party have been duly executed and delivered or, when executed and delivered in accordance herewith, will be duly executed and delivered by Mergeco and constitute or, when executed and delivered, will constitute the valid and binding obligations of Mergeco, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution and delivery of the Transaction Documents to which Mergeco is a party do not, and the consummation of the transactions contemplated hereby or thereby and compliance with the provisions hereof or thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to a loss of a material benefit under, any provision of the Certificate of Incorporation or By-laws of Mergeco or any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Mergeco or its properties or assets, except for any such conflicts, violations or defaults or terminations, cancellations or accelerations which individually or in the aggregate do not have a material adverse effect on Mergeco's ability to consummate its obligations hereunder or thereunder. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Mergeco in connection with the execution and delivery of the Transaction Documents to which Mergeco is a party by Mergeco or the consummation by it of the transactions contemplated hereby or thereby, except for (i) the filing of a premerger notification report under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) the consent of the FCC to the transfer of control of the Station Licenses to Mergeco (as contemplated by Section 7.1). Mergeco is acquiring the shares of Surviving Corporation Class A Common Stock for investment purposes and without a view to the distribution thereof in violation of the Securities Act.

                   (c) Litigation. As of the date hereof, there is no action, suit, inquiry, judicial or administrative proceeding pending or, to the knowledge of Mergeco, threatened against it relating to the transactions contemplated by this Agreement.

                   (d) FCC Matters. Mergeco knows of no facts relating to it under the Communications Act or the rules, regulations or written policies of the FCC in effect on the date of this Agreement that reasonably may be expected to disqualify it from obtaining control of the Station Licenses or that would prevent it from consummating the transactions contemplated by this Agreement. Mergeco is able to certify on an FCC Form 315 that it is financially qualified.

         3.4. Representations and Warranties of Indemnitors who are Not Stockholders. Each Indemnitor who is not a Stockholder (which as of the date hereof includes James J. Sullivan), severally as to him or it and not jointly, represents and warrants to Mergeco as follows (with the understanding that Mergeco is relying on such representations and warranties in entering into and performing this Agreement):

                   (a) Authority. (i) If such Indemnitor is an entity (i.e., not a natural person), such Indemnitor has been duly organized and is validly existing under the laws of the jurisdiction of its organization; such Indemnitor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and the execution, delivery and performance by such Indemnitor of this Agreement and the consummation by such Indemnitor of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Indemnitor.

                           (ii) Such Indemnitor has full legal capacity to
execute and deliver this Agreement and to perform the obligations of such Indemnitor hereunder. This Agreement has been duly and validly executed and delivered by such Indemnitor and, assuming this Agreement constitutes a valid and binding obligation of Mergeco and Commodore, constitutes a valid and binding obligation of such Indemnitor, enforceable against it in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Each consent, authorization, order or approval of, or filing or registration with, any Governmental Authority required by applicable law on or before the Closing for or in connection with the execution and delivery by such Indemnitor of this Agreement, or the performance by such Indemnitor of his or its obligations hereunder, will have been obtained or made on or before the Closing, except where the failure to obtain any such consent, authorization, order, approval, filing or registration would not materially affect such Indemnitor's ability to perform his or its obligations under this Agreement.

                   (b) No Conflicts. Except as set forth on Schedule 3.2, the execution, delivery and performance by such Indemnitor of this Agreement does not (i) violate or breach any provision of any law or statute applicable to such Indemnitor (and, if such Indemnitor is a legal entity, any provision of its organizational or constituent documents), except where such violation or breach would not materially affect such Indemnitor's ability to perform his or its obligations under this Agreement or (ii) violate, breach, cause a default under, or result in the creation of a Lien pursuant to, any agreement or instrument to which such Indemnitor is a party or to which he or it or any of his or its properties may be subject, except where the violation, breach, default or creation of a Lien would not be material to such Indemnitor's ability to perform his or its obligations under this Agreement.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

          4.1. Covenants of Commodore. Except as contemplated by this Agreement or to the extent that Mergeco shall otherwise consent in writing, from the date of this Agreement until the Effective Time, Commodore covenants and agrees that it shall not, and shall not permit any of its subsidiaries to:

                  (a) conduct its business in any manner except in the ordinary course consistent with past practice; or

                  (b) fail to use its commercially reasonable efforts to preserve intact Commodore's present business organization and to keep available the services of its present officers, station managerial personnel (including the General Manager, Station Manager, General Sales Manager, Local Sales Manager, National Sales Manager, Programming Director and Business Manager, or persons performing comparable duties, of each Station (collectively, the "Station Management")) and over-the-air employees or independent contractors and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired at the Closing Date; or

                  (c) other than as previously disclosed in writing, fail to use its commercially reasonable efforts to maintain the present format of the Stations and with programming consistent with past practices; or

                  (d) split, combine, divide, distribute or reclassify any shares of its capital stock, declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, or directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or other securities; provided that nothing herein shall prevent any of its subsidiaries from paying dividends or making other distributions to Commodore or Commodore from redeeming Series A Preferred Stock; or

                  (e) issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into or exercisable or exchangeable for shares of stock of any class (other than the issuance of certificates in replacement of lost certificates, the issuance of up to $2.5 million of Series A Preferred Stock to CIBC Wood Gundy

Securities Corporation at a purchase price of $1,000 per share pursuant to the terms of the Securities Purchase Agreement dated as of May 1, 1996, by and among Commodore, certain of Commodore's subsidiaries and CIBC WG Argosy Merchant Fund 2, L.L.C., (the "Securities Purchase Agreement"), the issuance of warrants to holders of the Series A Preferred Stock pursuant to the terms of the Securities Purchase Agreement or the issuance or grant of options, exercisable at $45.00 per share, for the remaining 35,685 shares of Class A Common Stock for which options are authorized for issuance pursuant to the Option Plan); or

                  (f) change or amend its charter documents or by-laws, except as otherwise contemplated herein; or

                  (g) except for amendments, terminations (without payment of penalty or damages), renewals or failures to renew (without payment of penalty or damages) of employment agreements with over-the-air personnel in the ordinary course of business and consistent with past practice (subject to prior consultation with Mergeco reasonably in advance thereof), for actions contemplated by Sections 1.6(h) and 1.7, and with respect to studio leased properties in Connecticut, enter into, materially amend, terminate, or fail to use its commercially reasonable efforts to renew any material contract (i.e., a contract or agreement of the type required to be described in Schedule 3.1(n) (provided that neither Commodore nor its subsidiaries shall be required to renew any material contract on terms that are less favorable to Commodore or its subsidiaries) or default in any material respect (or take or omit to take any action that, with or without the giving notice or passage of time, would constitute a material default) under any material contract or enter into any new material contract; or

                  (h) merge or consolidate with or into any other legal entity, dissolve or liquidate; or

                  (i) except for (i) indebtedness incurred or assumed in connection with the Asset Purchase Agreement dated as of April 8, 1996, between Commodore Media of Kentucky, Inc. and Simmons Broadcasting, Inc. (the "Simmons Acquisition"), the Asset Purchase Agreement dated as of April 8, 1996, between Commodore Media of Kentucky, Inc. and Adventure Communications, Inc. (collectively with the Simmons Acquisition, the "Huntington Acquisition") and the acquisition contemplated by the Option Purchase Agreement dated as of March 17, 1995, between Treasure Coast Media, Inc. and Commodore Media of Florida, Inc. (collectively with the Huntington Acquisition, the "Permitted Acquisitions"), and (ii) amounts drawn on the Loan and Security Agreement dated as of March 13, 1996, and as supplemented prior to the date hereof (the "AT&T Agreement"), among Commodore, certain of its subsidiaries, as guarantors, and AT&T Commercial Finance Corporation ("AT&T") to finance Permitted Acquisitions and to provide working capital, incur or assume any long-term debt (including obligations in respect of capital leases in excess of $25,000), assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any person (other than advances to employees in the ordinary course of business); or

                  (j) except as contemplated by Sections 1.6(h) and 1.7, adopt or amend any Employee Benefit Plan or collective bargaining agreement, or increase in any manner the compensation or fringe benefits of any director, officer or employee or other station and broadcast personnel (whether employees or independent contractors) or pay any benefit not by any existing agreement, except in the ordinary course of business and consistent with past practices and as required by law, provided that, before entering into any employment agreement or increasing or agreeing to increase the compensation, bonuses or other benefits of any Station Management or over-the-air talent in the ordinary course of business and as required by law, Commodore shall first have consulted in good faith with Mergeco with respect to the terms of any such employment agreement or increase or change in compensation, bonuses or other benefits; or

                  (k) except for Permitted Acquisitions, acquire (whether by merger, consolidation or the acquisition of stock or assets) or sell (whether by merger, consolidation or the sale of stock or assets), lease or dispose of any assets except in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices (other than sales of surplus or obsolete equipment), whether in one or more transactions, in no event having a fair market value in excess of $150,000; or

                  (l) except as required under the AT&T Agreement and for Statutory Liens, mortgage, pledge or subject to any material Lien any of its properties or assets, tangible or intangible, other than in the ordinary course of business consistent with past practice; or

                  (m) except as required by GAAP, applicable law or circumstances which did not exist as of the Balance Sheet Date, change any of the material accounting principles or practices used by it; or

                  (n) make any settlement of or compromise any tax liability, change any tax election or tax method of accounting or make any new tax election or adopt any new tax method of accounting which settlement, compromise, method or election is material to Commodore and its subsidiaries, taken as a whole; or

                  (o) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, claims, liabilities or obligations on a basis, and within the time, consistent with past practice; or

                  (p) change in any material respect its existing practices and procedures with respect to the collection of accounts receivable of the Stations and, except with respect to good faith attempts consistent with past practice to obtain payment of a past due receivable, or except in accordance with existing practices, a contested receivable, offer to discount the amount of any outstanding receivable or extend any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) to accelerate the collection thereof, or change any Station's advertising rates or policies, procedures or methods in connection with the sale of advertising time in a manner expected to accelerate the receipt of cash payments or fail to incur annual advertising and promotional department expenses in cash and trade below 90% of that budgeted for 1996 (as such budget previously has been delivered to Mergeco); or

                  (q) except in connection with the Huntington Acquisition, enter into, or enter into negotiations or discussions with any person other than Mergeco with respect to, any local marketing agreement, time brokerage agreement, joint sales agreement or any other similar agreement; or

                  (r) agree to or make any commitment to take any actions prohibited by this Agreement.

          4.2. Negative Trade Balance. Commodore shall use commercially reasonable efforts to ensure that the Commodore Negative Trade Balance, as defined below, of the Stations, taken as a whole, does not exceed $75,000 in the aggregate at the Closing Date. "Commodore Negative Trade Balance" means the difference, if negative, between the value of time owed under barter agreements to which any of the Stations is a party or by which any of them is bound and the value of the goods and services to be received under such agreements.

          4.3. Environmental Site Assessments. Commodore has delivered to Mergeco a copy of the Phase I Environmental Site Assessment Reports and the Phase II Environmental Site Assessment Report listed on Schedule 3.1(l). If Mergeco or its lenders or other financing sources require additional or updated Phase I or Phase II environmental site assessments ("ESAs"), Commodore covenants and agrees that, upon written notice from Mergeco to Commodore identifying the locations at which such additional or updated ESAs are required, it shall at its sole cost and expense cause to be performed by a nationally recognized and duly qualified environmental consultant reasonably acceptable to Mergeco and Commodore, an ESA at each identified transmission site owned, operated, or leased by Commodore or its subsidiaries and at such other identified real properties and facilities owned, operated, or leased by Commodore or its subsidiaries (provided that Phase II ESA's shall only be required if a Phase I ESA recommends obtaining a Phase II ESA). The ESAs which are to be conducted for the benefit of Mergeco shall be performed in a manner that at a minimum satisfies the requirements of ASTM Practice E 1527-94. Commodore covenants and agrees that, upon receipt of the notice referred to above, it shall diligently pursue the performance of the requisite ESAs to their completion, with final copies of the Phase I environmental site assessment reports (and, if applicable, Phase II Environmental Site Assessment reports) made available to Mergeco by no later than 45 days following the date on which Commodore receives the notice referred to above.

                                    ARTICLE V

                       ADDITIONAL AGREEMENTS OF COMMODORE

         5.1. No Other Bids. From and after the date hereof, Commodore shall not, nor shall it permit its subsidiaries to, nor shall it authorize or knowingly permit any stockholder, officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by Commodore, its subsidiaries or its stockholders to, and each Indemnitor agrees not to, solicit, initiate or encourage submission of or engage in any negotiations relating to any proposal or offer (including by way of furnishing information) from any person which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined herein). Commodore shall promptly communicate to Mergeco the terms of any proposal or offer received by it (no matter how preliminary), and the identity of the party making such proposal, in respect of any actual or potential Acquisition Proposal. "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving Commodore or its subsidiaries, or any proposal or offer to acquire in any manner a substantial equity interest in Commodore or its subsidiaries or a substantial portion of the assets of Commodore or its subsidiaries.

         5.2. Access and Information. (a) Until the Closing, subject only to applicable rules and regulations of the FCC, Commodore shall afford to Mergeco and its representatives (including accountants and counsel) full access, during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of Commodore or its subsidiaries, to all properties, books, records and returns of Commodore and its subsidiaries and all other information with respect to its business, together with the opportunity to make copies of such books, records and other documents and to discuss the business of Commodore and its subsidiaries with such corporate officers, station managerial personnel (including the General Manager, Station Manager, General Sales Manager, Programming Director, Business Manager and Traffic Manager, or persons performing comparable duties, of each Station), accountants, consultants and counsel for Commodore as Mergeco deems reasonably necessary or appropriate for the purposes of familiarizing itself with Commodore and the Stations, including, without limitation, the right to visit each Station at least monthly; provided that such Station visits shall be scheduled at least five business days in advance and shall be conducted in a manner intended to minimize the disruption to the operations of the Stations. In furtherance of the foregoing, Commodore shall authorize and instruct Ernst & Young LLP to meet with Mergeco and its representatives, including its independent public accountants, to discuss the business and accounts of Commodore and to make available (with the opportunity to make copies) to Mergeco and its representatives, including its independent public accountants, all the work papers of Ernst & Young LLP related to their audit of the consolidated financial statements and tax returns of Commodore, except that in accordance with the policies of Ernst & Young LLP, work papers regarding the planning of its audit of Commodore, including its assessment of Commodore's system of internal controls will not be made available. All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement dated May 9, 1996 between Hicks, Muse, Tate & Furst and Commodore until such time as the transactions contemplated by this Agreement have been consummated.

                  (b) Within 30 days after the end of each calendar month (other than in the case of December 1996, and then within 90 days after the end of such month), Commodore shall deliver to Mergeco, for each of the Stations, and for Commodore as a whole, monthly operating statements (in a form consistent with the monthly operating statements previously supplied to Mergeco) prepared in the ordinary course of business for internal purposes, including comparisons to comparable prior year periods and current year budget. Further, within 45 days after the end of each calendar quarter, Commodore shall deliver to Mergeco, for each of the Stations, quarterly statements prepared in the ordinary course for internal purposes containing a detailed listing of all trade and barter agreements of each Station showing the status of all such agreements as of the end of the quarter. Commodore shall deliver to Mergeco the rating books and such other ratings information subscribed to by Commodore including, without limitation, Arbitrends, Accuratings or any other written information reflective of the quantitative or qualitative nature of the audiences of the Stations for each of the Stations upon receipt of the same by the corporate officers of Commodore. Commodore shall instruct the Station Management of each Station to provide such information and reports to Commodore's corporate officers promptly upon receipt by such Station Management. In addition, as soon as the same are distributed to Commodore's corporate officers by each Station, Commodore will provide Mergeco with copies of each Station's weekly sales pacing reports, with comparisons to sales pacing in the corresponding period of the prior year.

                  (c) Without duplication of Section 5.2(b), Commodore shall provide Mergeco, not later than 45 days after the end of each calendar quarter (other than the fourth quarter), commencing with the quarter ending June 30, 1996, with Commodore's Quarterly Report on Form 10-Q.

                  (d) Without duplication of Sections 5.2(b) and (c), at such time as Commodore provides the same to its lenders, Commodore shall provide Mergeco with copies of the financial statements and other information delivered by Commodore to such lenders.

          5.3. Assistance. If Mergeco requests, Commodore will cooperate, and will cause Ernst & Young LLP to cooperate, in all reasonable respects with the efforts of Mergeco to finance the transactions contemplated by this Agreement, including without limitation, providing assistance in the preparation of one or more registration statements or other offering documents relating to debt and/or equity financing and any other filings that may be made by Mergeco with the SEC, all at the sole expense of Mergeco. Commodore (i) shall furnish to Ernst & Young LLP, as independent accountants to Commodore, such customary management representation letters as Ernst & Young LLP may require of Commodore as a condition to its execution of any required accountants' consents necessary in connection with any filing by Mergeco with the SEC or in connection with the delivery of any "comfort" letters requested by Mergeco's financing sources and
(ii) shall furnish to Mergeco all financial statements (audited and unaudited) and other information in the possession of Commodore or its representatives or agents as Mergeco shall reasonably determine is necessary or appropriate for the preparation of such offering documents, registration statements or filings. Mergeco will indemnify and hold harmless Commodore and its officers, directors and controlling persons against any and all claims, losses, liabilities, damages, costs or expenses (including reasonable attorneys' fees and expenses) that may arise out of or with respect to the efforts by Mergeco to finance the transactions contemplated hereby, including, without limitation, any registration statement, prospectus, offering documents and other filings related thereto; provided, however, that subject to the limitations and provisions of this Agreement, nothing herein shall prevent Mergeco from asserting any claim for breach of representation or warranty under this Agreement.

         5.4. Compliance With Station Licenses. Commodore shall cause the Stations to be operated in all material respects in accordance with the Station Licenses and all applicable rules and regulations of the FCC and in compliance with all other applicable material laws, regulations, rules and orders. Commodore shall use its commercially reasonable efforts not to cause or permit any of the Station Licenses to expire or be surrendered, adversely modified or terminated. Commodore shall file or cause to be filed with the FCC all applications (including license renewals) or other documents required to be filed in connection with the operation of the Stations. In addition, if requested by Mergeco and at Mergeco's expense, Commodore shall file or cause to be filed with the FCC applications for new, specifically identified frequencies that may be useful in connection with the operation of the Stations. Should the FCC institute any proceedings for the suspension, revocation or adverse modification of any of the Station Licenses, Commodore will use its commercially reasonable efforts to promptly contest such proceedings and to seek to have such proceedings terminated in a manner that is favorable to the Stations. Commodore will use its commercially reasonable efforts to maintain the FCC construction permits (if any) listed in Schedule 3.1(f) in effect until the applicable construction projects are complete and to diligently prosecute all pending FCC applications listed in Schedule 3.1(f). If Commodore (or its FCC counsel) receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any other Governmental Entity, that could affect Commodore's ability to consummate the transactions contemplated hereby, or should Commodore (or its FCC counsel) become aware of any fact relating to the qualifications of Commodore that reasonably could be expected to cause the FCC to withhold its consent to the transfer of control of the Station Licenses, Commodore shall promptly notify Mergeco in writing and use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

          5.5. Notification of Certain Matters. Commodore shall give prompt written notice to Mergeco of (i) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Commodore or an Indemnitor contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, (ii) the failure of Commodore, or any officer, director, employee or agent thereof, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) the occurrence of a Station Event (as defined in Section 9.1) and (iv) the occurrence of any threat by any officer of Commodore or any of its subsidiaries or any General Manager, Station Manager, General Sales Manager or Programming Director of a Station to resign or otherwise terminate their employment or independent contractor relationship with Commodore or its subsidiaries. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

         5.6. Third Party Consents. After the date hereof and prior to the Closing, Commodore shall use its commercially reasonable efforts to obtain (without cost or expense to Commodore) a written waiver from AT&T of defaults, if any, of the AT&T Agreement caused by the signing of this Agreement and/or the consummation of the transactions contemplated hereby.

         5.7. Post Signing Arrangements and Elections. (a) As soon as practicable after the date of this Agreement, but no later than August 15, 1996, Commodore hereby covenants and agrees to present to Mergeco for its approval (which approval shall not be unreasonably withheld) a plan or arrangement whereby James T. Shea, Jr., James J. Sullivan, Scott Bacherman, Jay Sterin, Charles Di Toro and certain other members of management, collectively, shall invest at least $3.25 million in the Surviving Corporation at the Closing, whether by retention of Options, by purchase of shares of the Surviving Corporation Class A Common Stock at a price per share equal to the Purchase Price, or a combination thereof. If the terms and conditions of the plan or arrangement described in this subsection 5.7(a) are not reasonably acceptable to Mergeco and the parties are unable to agree on the terms and conditions of the plan or arrangement, Bruce A. Friedman ("Friedman") hereby covenants and agrees that, at the request of Mergeco at least ten (10) business days prior to the Closing, he will not resign from his position as chief executive officer and will serve in such capacity for the Surviving Corporation in accordance with the terms and conditions of the Amended and Restated Employment Agreement dated as of April 21, 1995, between Commodore and Friedman. Otherwise, Friedman's employment shall be considered terminated on the Closing Date pursuant to the terms of Section 6.1 of such Employment Agreement.

                  (b) As soon as practicable after the date of this Agreement, but no later than August 15, 1996, Commodore hereby covenants and agrees to present to Mergeco for its approval (which approval shall not be unreasonably withheld) a plan for the issuance to certain members of management of the Surviving Corporation options to purchase up to 5% of the fully diluted Surviving Corporation Class A Common Stock, including shares issuable pursuant to such plan (with dilution to be determined immediately after the Effective
Time) at an exercise price equal to the Purchase Price. The term "fully diluted Surviving Corporation Class A Common Stock" means the sum of all shares of Surviving Corporation Class A Common Stock issued and outstanding plus the number of shares of Surviving Corporation Class A Common Stock issuable upon the exercise of all options, warrants, calls, rights, conversion rights, commitments or agreements of any character to which the Surviving Corporation is a party or by which it is bound obligating the Surviving Corporation to issue, deliver or sell additional shares of the Surviving Corporation Class A Common Stock, or obligating the Surviving Corporation to grant, extend to enter into any such option, warrant, call, right, conversion right, commitment or agreement.

                  (c) Fund III shall cause the Estate to have the right, but not obligation, to acquire, at the Closing and on mutually acceptable terms and conditions, up to $5 million of equity of the entity (the "New Parent") into which the Parent shall contribute the capital stock of Mergeco (or, if the Parent contribution is after the Merger, the Surviving Corporation Class A Common Stock), provided that the Estate must elect to make such investment by no later than September 15, 1996. If the Estate makes a timely election to make such investment, the Estate and the New Parent shall thereafter enter into a mutually acceptable agreement memorializing the terms of such acquisition. The Estate's right to make such investment in the Parent shall terminate at the close of business on September 15, 1996, if a timely election has not been made.

         5.8. Use of Proceeds. Commodore shall use the proceeds from the sale of the Preferred Shares to Fund III for working capital to be used for general corporate purposes, to pay down Commodore's indebtedness to AT&T, or to hold such proceeds in reserve to finance Permitted Acquisitions.

         5.9. Waiver of Appraisal Rights. Commodore shall use commercially reasonable efforts to obtain a written waiver from each holder of Series A Preferred Stock waiving such holder's appraisal rights under Section 262 of Delaware Law.

         5.10. Signed Acknowledgments. Commodore shall cause CIBC Wood Gundy Securities Corp., the holder of the Series A Preferred Stock as of the date hereof, to (a) deliver to transferees of shares of Series A Preferred Stock a copy of the Series B Certificate of Designations and the letter agreement dated as of the date hereof between Commodore and CIBC Wood Gundy Securities Corp. and
(b) obtain a signed acknowledgment from each transferee as to the receipt thereof, which acknowledgment shall be delivered to Commodore and Mergeco.

         5.11. Treatment of Dividends for Income Tax Purposes. Commodore covenants and agrees for the benefit of Fund III as the purchaser of the Series B Preferred Stock pursuant to Article II and for the benefit of each subsequent holder of Series B Preferred Stock that Commodore (a) will not claim as an expense (reducing taxable income) any dividends paid on the Series B Preferred Stock in any federal income tax return, claim for refund, or other statement, report or submission, except to the extent that there may be no reasonable basis in law to do otherwise; and (b) will make any election (or take any other action) which may become necessary to comply with clause (a). At the reasonable request of Fund III or subsequent holder of Series B Preferred Stock (and at the expense of Fund III or subsequent holder), Commodore will join in the submission to the Internal Revenue Service of a request for a ruling that the dividends paid on the Series B Preferred Stock will be eligible for the dividends received deduction under Section 243(a)(1) of the Code. In addition, Commodore will cooperate with Fund III or any subsequent holder of Series B Preferred Stock in any litigation, appeal, or other proceeding relating to the eligibility for the dividends received deduction under Section 243(a)(1) of the Code of any dividends (within the meaning of Section 316(a) of the Code), paid on the Series B Preferred Stock, provided that Fund III or any subsequent holder shall reimburse Commodore for its reasonable out-of-pocket expenses in connection with such proceeding. To the extent possible, the principles of this Section 5.11 shall also apply with respect to state and local taxes. Commodore will use its commercially reasonable efforts to ensure that distributions made with respect to the Series B Preferred Stock are treated as dividends within the meaning of
Section 316(a) of the Code consistent with the operations of its business in the ordinary course and with the accounting method and principles then in use. The obligations of Commodore hereunder shall survive the payment, redemption or exchange of the Series B Preferred Stock, the transfer of the Series B Preferred Stock, and the termination of this Agreement.

         5.12. Exchange Indenture. Commodore covenants that, as required by the terms of the Series B Certificate of Designations and Series B Registration Rights Agreement, it shall cause the Exchange Indenture (as defined in the Series B Certificate of Designations) (with such changes as are permitted by such Exchange Indenture or as have been consented to by the holders of a majority in principal amount of the Exchange Notes (as defined in the Series B Certificate of Designations) then outstanding) to be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The trustee under the Exchange Indenture shall be selected by Commodore and reasonably satisfactory to a majority in liquidation preference and/or principal amount, as applicable, of the Series B Preferred Stock and Exchange Notes (the "Securities") outstanding at the time of such approval. Commodore shall deliver copies of the Exchange Indenture as qualified under the Trust Indenture Act, in the form duly executed by Commodore and the trustee thereunder, to each holder of the Securities no later than the time of such qualification.

          5.13. Home Office Payment. Subject to the provisions of the Series B Certificate of Designations, the Series B Preferred Stock, the Series B Registration Rights Agreement, the Warrant Registration Rights Agreement, the Warrant Agreement, the Series B Warrants and this Agreement, Commodore agrees that, so long as Fund III shall own Securities purchased by it hereunder, Commodore will make any payments to Fund III of principal, premium or interest due on any Security (and any liquidated damages payments relating thereto pursuant to the Series B Registration Rights Agreement) by wire transfer in immediately available funds by 2:00 p.m., local time at the location in the United States of Fund III's account, on the date of payment to such account as shall have been specified by separate written notice to Commodore by Fund III (providing sufficient information with such wire transfer to identify the source and application of the funds and requesting the bank to send a credit advice thereof to Fund III), or to such other account or in such other similar manner as Fund III may designate to Commodore in writing.

                                   ARTICLE VI

                              COVENANTS OF MERGECO

          6.1. Notification of Certain Matters. If Mergeco (or its FCC counsel) receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any Governmental Entity, that could affect Mergeco's ability to consummate the transactions contemplated hereby, or should Mergeco (or its FCC counsel) become aware of any fact relating to the qualifications of Mergeco that reasonably could be expected to cause the FCC to withhold its consent to the transfer of control of the Station Licenses, Mergeco shall promptly notify Commodore thereof and shall use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this

Agreement. In addition, Mergeco shall give to Commodore prompt written notice of
(i) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Mergeco contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, and (ii) the failure of Mergeco, or any officer, director, employee or agent thereof, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

          6.2. Commitment Letter. On or before September 3, 1996, Mergeco shall deliver to Commodore a binding commitment letter or binding commitment letters from Fund III and/or one or more other financing sources to provide financing in an amount of $110 million to provide Mergeco a portion of the funds necessary to enable Mergeco to consummate the transactions contemplated hereby. Fund III shall at such time have subscription commitments for unallocated capital equal to at least its committed amount and there shall be no restrictions on Fund III's ability to call such capital.


                                   ARTICLE VII

                                MUTUAL COVENANTS

          7.1. Application for Commission Consent. By the fifth business day after the date hereof, Commodore and Mergeco will join in one or more applications filed with the FCC requesting the FCC's written consent to the transfer of control of the Station Licenses to the Surviving Corporation (the "Applications"). The parties will take all proper steps reasonably necessary (i) to diligently prosecute the Applications and (ii) to obtain the Commission's determination that the grant of each Application will serve the public interest, convenience and necessity (the "Commission Consent"). The failure by either party to timely file or diligently prosecute its portion of any Application shall be a material breach of this Agreement.

         7.2. Control of Stations. This Agreement will not be consummated until after the Commission Consents with respect to the Applications referred to in
Section 7.1 are granted without any material adverse conditions not customarily imposed on the grant of such applications and have become Final Orders. "Final Order" means an order, action or decision of the FCC (without the inclusion of any material adverse conditions not customarily imposed with respect to such consents) that has not been reversed, stayed, enjoined, annulled or suspended and as to which (i) no timely request for stay, appeal, petition for reconsideration, application for review, or reconsideration by the FCC on its own motion is pending and (ii) the time for filing any such request, appeal, petition or application, or for reconsideration by the FCC on its own motion, has expired. Between the date of this Agreement and the Closing Date, Mergeco will not directly or indirectly control, supervise or direct the operation of the Stations. Further, between the date of this Agreement and the Closing

Date, Commodore shall, directly or indirectly, supervise or control the operation of the Stations. Such operation shall be the sole responsibility of Commodore.

         7.3. Other Governmental Consents. Promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate governmental authorities (other than the FCC) such requests, reports or notifications as may be required in connection with this Agreement, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Without limiting the foregoing, the parties shall file promptly with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated hereby and shall use their commercially reasonable efforts to cause all applicable waiting periods under the HSR Act to expire or be terminated as of the earliest possible date.

         7.4. Brokers or Finders. Other than fees to be paid to Bankers Trust Company, Mergeco represents and warrants to Commodore, and other than Media Venture Partners (the procuring partner of which is Randall E. Jeffery) and CIBC Wood Gundy Securities Corp., Commodore and the Indemnitors, jointly and severally, represent and warrant to Mergeco, that no agent, broker, investment banker or other or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

         7.5. Additional Agreement. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts (including voting or acting by written consent in a party's capacity as a stockholder of Commodore) to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) amending
Section 1.5 if Friedman is to remain as the chief executive officer of the Surviving Corporation pursuant to Section 5.7, and (ii) if Mergeco has preferred stock issued and outstanding prior to the Closing, at the request of Mergeco, amending Sections 1.4 and 1.6 to provide that such preferred stock shall be converted into preferred stock of the Surviving Corporation and amending the Certificate of Incorporation of Commodore to the extent necessary to allow such preferred stock to become preferred stock of the Surviving Corporation, and taking such other actions as may be necessary or appropriate to cause all conditions precedent to the obligations of the other parties hereto to be satisfied.

         7.6. Other Agreements. The parties hereto who are to be the respective parties to the Indemnification Escrow Agreement and the Letter of Credit Escrow Agreement hereby covenant and agree to execute and deliver the Indemnification Escrow Agreement on or before the Closing Date and the Letter of Credit Escrow Agreement on or before the date of this Agreement. The parties hereto who are to be parties to the Series B Registration Rights Agreement, the Warrant Agreement and the Warrant Registration Rights Agreement hereby covenant and agree to execute such agreements and deliver them to Bankers Trust at the address specified in Section 2.1(a).

         7.7. Remediation Costs. The parties hereto hereby covenant and agree that if the financing sources used by Mergeco to finance the transactions contemplated by this Agreement require, as a condition to providing financing, remediation (other than as required by AT&T as provided in Exhibit O hereto) of any real property owned by Commodore and the cost of such remediation shall exceed $100,000, but not $500,000, as estimated by a nationally recognized and duly qualified environmental consultant reasonably acceptable to Mergeco and Commodore, the Indemnification Deductible shall be reduced by such excess over $100,000 (not to exceed $400,000) (subject to adjustment when the actual cost of remediation is finally determined).

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         8.1. Conditions to Each Party's Obligation. The respective obligation of each party to effect the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions:

                   (a) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained. The Commission Consents shall have become Final Orders.

                   (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

                   (c) No Action. No action shall have been taken nor any statute, rule or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

         8.2. Conditions to Obligation of Mergeco. The obligation of Mergeco to effect the Merger and the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived by Mergeco:

                   (a) Representations and Warranties. The representations and warranties of Commodore and the Indemnitors set forth in this Agreement shall be true and correct in all material respects for any representation or warranty not already qualified for materiality as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless otherwise limited to the date of this Agreement), and Mergeco shall have received a certificate signed on behalf of Commodore by the chief executive officer or by the chief financial officer to such effect with respect to Commodore.

                   (b) Performance of Obligations. Each of Commodore and the Indemnitors shall have performed in all material respects all obligations required to be performed by it or him under this Agreement prior to the Closing Date, and Mergeco shall have received a certificate signed on behalf of Commodore by the chief executive officer or by the chief financial officer to such effect with respect to Commodore.

                  (c) Consents Under Agreements. Mergeco shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of each person that is a party to a contract or agreement identified in Schedule 3.1(n) whose consent or approval shall be required in order to permit the consummation of the transactions contemplated hereby, provided that no consent by AT&T in regard to the AT&T Agreement shall be required as a condition to Mergeco's obligation hereunder.

                  (d) Legal Opinions. Mergeco shall have received from (i) Pryor, Cashman, Sherman & Flynn, counsel to Commodore, and (ii) Haley, Bader & Potts, special FCC counsel to Commodore, one or more opinions dated the Closing Date, in substantially the forms attached as Exhibits I and J hereto, which opinions shall expressly provide that they may be relied upon by Mergeco's lenders, underwriters or other sources of financing with respect to the transactions contemplated hereby.

                  (e) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Commodore pursuant to
Section 9.2 shall have been delivered.

                  (f) Minimum Pro Forma EBITDA . EBITDA (as defined in the Indenture), on a pro forma basis, for the EBITDA Period (hereinafter defined) shall have been at least the Minimum Pro Forma EBITDA (hereinafter defined), and Mergeco shall have received a certificate (accompanied by the calculation of EBITDA) signed on behalf of Commodore by the chief executive officer or chief financial officer certifying as to the accuracy of the calculation of EBITDA for the EBITDA Period. For purposes hereof, the "EBITDA Period" means as follows:
(i) if the Closing occurs during the period from October 1, 1996 through December 31, 1996, the "EBITDA Period" means the 12 broadcast month period ended on September 29, 1996; (ii) if the Closing occurs during the period from January 1, 1997 through March 31, 1997, the "EBITDA Period" means the 12 calendar month period ended on December 31, 1996; (iii) if the Closing occurs during the period from April 1, 1997 through June 30, 1997, the "EBITDA Period" means the 12 broadcast month period ended on March 30, 1997; and (iv) if the Closing occurs during the period from July 1, 1997 through September 30, 1997, the "EBITDA Period" means the 12 broadcast month period ended on June 29, 1997. For purposes hereof, the "Minimum Pro Forma EBITDA" means as follows: (i) if the Closing occurs during the period from October 1, 1996 through December 31, 1996, the "Minimum Pro Forma EBITDA" shall equal $12,150,000; (ii) if the Closing occurs during the period January 1, 1997 through March 31, 1997, the "Minimum Pro Forma EBITDA" shall equal $14,040,000; (iii) if the Closing occurs during the period from April 1, 1997 through June 30, 1997, the "Minimum Pro Forma EBITDA" shall equal $14,400,000; and (iv) if the Closing occurs during the period from July 1, 1997 through September 30, 1997, the "Minimum Pro Forma EBITDA" shall equal $15,120,000. For purposes of calculating EBITDA, on a pro forma basis, for this Section 8.2(f), (i) the EBITDA of any Station sold or otherwise disposed of during the EBITDA Period shall be eliminated from the calculation of EBITDA for the EBITDA Period as if the Station were sold prior to the EBITDA Period; (ii) the EBITDA of any radio broadcast station or other business acquired during the EBITDA Period shall be included in the calculation of EBITDA for the full EBITDA Period; (iii) the EBITDA of the radio broadcast stations proposed to be acquired in the Huntington Acquisition shall be deemed to have been acquired prior to the EBITDA Period and included in the calculation of EBITDA for the full EBITDA Period whether or not the Huntington Acquisition is actually consummated during such period; and (iv) in regard to all radio broadcast stations of Commodore or other businesses of Commodore, any permanent cost reductions effectuated by Commodore shall be taken into account in calculating EBITDA for the EBITDA Period as though such cost reductions of a long-term nature, which are not temporary, were effectuated as of the beginning of the EBITDA Period.

         8.3. Conditions to Obligations of Commodore. The obligation of Commodore to effect the Merger and the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived by
Commodore:

                  (a) Representations and Warranties. The representations and warranties of Mergeco set forth in this Agreement shall be true and correct in all material respects for any representation or warranty not already qualified for materiality as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Commodore shall have received a certificate signed on behalf of Mergeco by the chief executive officer or by the chief financial officer of Mergeco to such effect.

                  (b) Performance of Obligations of Mergeco. Each of Mergeco and Fund III shall have performed in all material respects the obligations required to be performed by it under this Agreement prior to the Closing Date, and Commodore shall have received a certificate signed on behalf of Mergeco by the chief executive officer or by the chief financial officer of Mergeco to such effect with respect to Mergeco and Fund III.

                  (c) Legal Opinions. Commodore shall have received from Vinson & Elkins L.L.P., counsel to Mergeco, and Fisher, Wayland, Cooper & Leader, special FCC counsel to Mergeco, opinions dated the Closing Date, in substantially the forms attached hereto as Exhibits K and L.

                  (d) Closing, Deliveries. All documents and instruments required to be delivered by Mergeco pursuant to Section 9.2 shall have been delivered.

                                   ARTICLE IX

                                     CLOSING

         9.1. Closing. The closing of the Merger (the "Closing") will take place at the offices of Pryor, Cashman, Sherman & Flynn, New York, New York, at 10:00 a.m., local time, or at such other place and time as Mergeco and Commodore may agree, subject to the satisfaction or waiver of the conditions set forth in
Article VIII, on or before the 10th business day after the Commission Consent has become a Final Order, upon five business days' prior written notice, given within the first 5 business days after the Commission Consent has become a Final Order, from Mergeco to Commodore of the date on which the Closing shall occur (the "Closing Date"); provided, however, that in no event shall the Closing occur prior to October 15, 1996. Notwithstanding the foregoing, (a) in the case of a Trading Event, a Banking Event or a Station Event (in each case as defined below), (i) if the Cessation Date (as defined below) is less than 60 days after the Event Date (as defined below), Mergeco, in its discretion, may extend the Closing Date to a date not later than the 30th day after the Cessation Date,
(ii) if the Cessation Date is more than 60, but less than 90, days after the Event Date, Mergeco, in its discretion, shall elect on the first to occur of the 10th business day after the Cessation Date or the 90th day (or, if a Saturday, Sunday or a banking holiday, the next business day) after the Event Date (the "Election Date") to either (A) close the Merger on the later to occur of the 5th business day after the Election Date or the 90th day (or, if a Saturday, Sunday or a banking holiday, the next business day) after the Event Date or (B) terminate this Agreement, or (iii) if the Cessation Date has not occurred by the 90th day after the Event Date, then on the 90th day (or, if a Saturday, Sunday or banking holiday, the next business day) after the Event Date Mergeco, in its discretion, shall elect to close the Merger on the 5th business day thereafter or terminate this Agreement, (b) in the case of a Conflict Event, Mergeco, in its discretion, may only extend the Closing Date to a date not to exceed the 90th day after the Event Date, (c) if a Cure Period (as defined in Section 10.1(b)(i)) has not ended on or before the Closing Date, the Closing Date shall be extended to the end of the Cure Period, (d) if the Closing does not occur within 20 days after the date of the Final Order, the parties hereby agree to request approval from the FCC to extend the Closing so that the Closing contemplated hereunder will not violate any FCC rules or regulations, and (e) if the Closing is to occur within the 30-day period immediately after an EBITDA Period and Commodore is unable to complete its calculation of EBITDA prior to the Closing, Commodore may extend the Closing Date to a date not to exceed the 30th day (or, if a Saturday, Sunday or banking holiday, the next business day) immediately after the EBITDA Period. For purposes of this Agreement, a "Trading Event" shall mean that trading generally in securities on the New York Stock Exchange shall have been suspended or materially limited; a "Banking Event" shall mean that a general moratorium on commercial banking activities in New York, New York shall have been declared by any federal or state authority; a "Conflict Event" shall mean the occurrence of any major armed conflict involving a substantial participation by the armed forces of the United States of America; a "Station Event" shall mean any act of nature, calamity or casualty (including but not limited to fires, floods, earthquakes and storms) that has caused one or more Stations representing an aggregate of 3% of the consolidated gross revenues of Commodore for the last full 12 calendar months not to be operating in compliance with its or their respective Station License(s); an "Event

Date" shall mean the date on which a Trading Event, Banking Event, Conflict Event or a Station Event occurs; and a "Cessation Date" shall mean the date on which a Trading Event, Banking Event, Conflict Event or a Station Event ends. Pro forma adjustments shall be made for purposes of calculating gross revenues for the 12-month period specified in the definition of "Station Event" to (i) eliminate the gross revenues of any Station sold during such 12-month period and
(ii) with respect to any radio broadcast station acquired during such 12-month period, to assume that such station was acquired at the beginning of such 12-month period and include the gross revenues of such station for the full 12-month period.

          9.2.     Actions to Occur at Closing.

                  (a) At the Closing, Mergeco shall deliver to Commodore (or the Stockholders, as the case may be) the following:

                           (i) the c]ertificates in Section 8.3(a) and (b);

                           (ii) the opinions of counsel in Section 8.3(c); and

                           (iii) the Merger Consideration, the Option
                  Consideration and the Warrant Consideration.

                  (b) At the Closing, Commodore shall deliver to Mergeco (or Fund III in the case of clause (iii)) the following:

                           (i) the certificates described in Section 8.2(a), (b)
                  and (f);

                           (ii) the opinions of counsel in Section 8.2(d); and

                           (iii) the Letter of Credit as it then exists.

                  (c) At the Closing, Mergeco shall receive from Commodore an affidavit described in section 1445(b)(3) of the Code.

                  (d) At the Closing, the Certificate of Merger shall be signed by the parties and filed with the Secretary of State of the State of Delaware.

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

         10.1. Termination. This Agreement may be terminated prior to the
Closing:

                  (a) by mutual consent of Mergeco and Commodore;

                  (b) by either Mergeco or Commodore:

                           (i) if there shall have been any breach of any
representation, warranty, or any material breach of any covenant or agreement on the part of Mergeco, on the one hand, or Commodore or any of the Indemnitors, on the other hand, set forth in this Agreement which breach shall not have been cured within twenty (20) days (the "Cure Period") following receipt by the breaching party of written notice of such breach, provided that there shall be no Cure Period for a breach of Section 6.2;

                           (ii) if a court of competent jurisdiction or other
Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

                           (iii) if, for any reason, the FCC denies or dismisses
any of the Applications and the time for reconsideration or court review under the Communications Act with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

                           (iv) if, for any reason, any of the Applications is
designated for an evidentiary hearing by the FCC; or

                           (v) if the Closing shall not have occurred by the
later of May 28, 1997, or the date to which the Closing Date is extended pursuant to the second sentence of Section 9.1; provided, however, that the right to terminate this Agreement under this clause (v) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                  (c)      by Mergeco:

                           (i) with respect to a Trading Event, Banking Event,
or a Station Event, at its option, as provided in the second sentence of
Section 9.1;

                  (ii) if the FCC grants any of the Applications with any material adverse conditions not generally imposed on grants of such applications and the time for reconsideration or court review under the Communications Act with respect to such material adverse conditions has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

                  (iii) if Commodore shall fail to perform its obligations under
Section 9.2; or

                  (iv) if the financing sources used by Mergeco to finance the transactions contemplated by this Agreement require, as a condition to providing financing, remediation (other than as required by AT&T as provided in Exhibit O hereto) of any real property owned by Commodore and the cost of such remediation shall exceed $500,000 as estimated by a nationally recognized and duly qualified environmental consultant reasonably acceptable to Mergeco and Commodore; provided, however, that Mergeco shall not have the right to terminate this Agreement pursuant to this clause (iv) if, within 5 business days after receipt of the estimated cost of remediation, the Indemnitors elect (by giving written notice to Mergeco) to reduce the Purchase Price as provided in Section 1.6(h), in which case, the parties hereto agree that the Indemnification Deductible (as defined in the Indemnification Escrow Agreement) shall be reduced by $400,000 (subject to adjustment when the actual cost of remediation is finally determined); or

         (d) by Commodore:

                  (i) if Mergeco shall fail to perform any of its obligations under Section 9.2.

Notwithstanding anything in the foregoing to the contrary, no party that is in material breach of this Agreement shall be entitled to terminate this Agreement except with the consent of the other parties hereto. Termination of this Agreement shall not terminate or affect the parties' obligations pursuant to Article II and Sections 5.11, 5.12 and 5.13.

          10.2. Effect of Termination. In the event of termination of this Agreement by either Commodore or Mergeco as provided in Section 10.1, there shall be no liability on the part of either the Indemnitors, Commodore or Mergeco of any kind whatsoever, except for liability arising out of a breach of this Agreement. In the event that Mergeco breaches its obligations under
Section 10.1(b)(i) or 10.1(d)(i), and, as a consequence, Commodore terminates this Agreement, the parties agree and acknowledge that Commodore will suffer damages that are not practicable to ascertain at the time of execution of this Agreement. Accordingly, Commodore and Mergeco agree that, in such event, Commodore shall be entitled to the sum of $7,500,000 as liquidated damages. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement by Commodore pursuant to Section 10.1(b)(i) or 10.1(d)(i). Commodore and the Indemnitors agree that, to the fullest extent permitted by law, the right to payment of the $7,500,000 as liquidated damages under this Section 10.2 shall be their sole and exclusive remedy if the Closing does not occur with respect to any damages whatsoever that Commodore and the Indemnitors may suffer or allege to suffer as a result of any claim or cause of action asserted by Commodore or the Indemnitors relating to or arising from breaches of the representations, warranties or covenants of Mergeco contained in this Agreement and to be made or performed at or prior to the Closing; provided that, if Commodore, at its election, requests Fund III to purchase more than 12,500 shares of Series B Preferred Stock (less any shares of Series B Preferred Stock purchased by Fund III on the First Purchase Date), Commodore and the Indemnitors (a) agree that they shall not be entitled, and waive any rights, to the $7,500,000 as liquidated damages, (b) hereby irrevocably and unconditionally release, acquit, and forever discharge Mergeco and Fund III (and each of them) and each of their respective successors, assigns, employees, agents, stockholders, partners, subsidiaries, parent companies and other affiliates (corporate or otherwise) (the "Released Parties") of and from any and all claims, demands, causes of action, or liabilities of any kind whatsoever, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, against the Released Parties, including, without limitation, any claim, demand, cause of action, or liability arising out of, based upon, resulting from or relating to the negotiation, execution, performance, breach or otherwise related to or arising out of this Agreement or any agreement entered into in connection herewith or related hereto, and (c) agree to deliver the Release to either Mergeco or Bankers Trust as provided in Article II and an opinion of counsel as to the enforceability thereof in the form attached as Exhibit G hereto.


                                   ARTICLE XI

                               GENERAL PROVISIONS

          11.1. Survival of Representations, Warranties and Covenants. The representations and warranties in this Agreement (other than those contained in Section 3.2, which shall survive until the expiration of the applicable statute of limitation period) shall survive the Closing until the close of business on the last day of the fifteenth full calendar month after the Closing (the "Termination Date"). From the date hereof until the Termination Date, the Indemnitors shall have no liability in respect of breaches of representations, warranties or covenants that survive only until the Termination Date, except to the extent provided in the Indemnification Escrow Agreement. With respect to claims made in respect of breaches of the representations and warranties contained in Section 3.2, the Surviving Corporation and its successors and assigns may seek reimbursement from the Indemnitors for Damages (as defined in the form of Indemnification Escrow Agreement attached as Exhibit A) either pursuant to the Indemnification Escrow Agreement or against any Stockholder with respect to breaches of Section 3.2 and any Indemnitor who is not a Stockholder with respect to breaches of Section 3.4. Covenants to be performed after the Closing shall survive the Closing.

          11.2. Exclusive Remedy. Mergeco, Commodore and the Indemnitors agree that, to the fullest extent permitted by law, the Surviving Corporation's sole and exclusive remedy after the

Closing with respect to any claim or cause of action asserted by it relating to or arising from breaches of the representations, warranties or covenants of the Indemnitors or Commodore (other than the representations and warranties set forth in Section 3.2 and covenants to be performed after the Closing contained in this Agreement (including but not limited to any document, list, certificate or other instrument furnished or to be furnished to Mergeco or any of their representatives in connection with the transactions contemplated by this Agreement) shall be solely limited to the Surviving Corporation's rights under, and be subject to the terms and conditions of, the Indemnification Escrow Agreement. Notwithstanding the foregoing, this Section 11.2 shall not (i) prevent any party from seeking the remedies of specific performance or injunctive relief with respect to any covenants or agreements that extend beyond the Closing or (ii) be deemed to constitute a waiver of any rights or remedies any party may have, whether at law or in equity, against any other party for fraud or fraudulent inducement, including under the anti-fraud provisions of the federal securities laws, in connection with a breach of a covenant or agreement of another party contained in this Agreement.

         11.3. Specific Performance. Mergeco, on the one hand, and Commodore and the Indemnitors, on the other hand, hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of any party's obligations and to the granting by any such court of the remedy of specific performance of such party's obligations hereunder. If any action is brought by a party to enforce this Agreement, the other party shall waive the defense that there is an adequate remedy at law.

         11.4. Knowledge. Wherever reference is made in this Agreement to a particular statement being "to the knowledge of Commodore" (or any correlative phrase), such phrase shall be deemed to include the actual knowledge of any officer of Commodore or its subsidiaries, and the General Managers and/or Station Managers of each of the Stations.

         11.5. Amendment and Modification. Subject to the provisions of applicable law, at any time prior to the Effective Time, this Agreement may be amended by a written instrument signed by Mergeco, Commodore and the Indemnitor Representative, on behalf of the Indemnitors, at any time.

         11.6. Waiver of Compliance; Consents. Any failure of Mergeco on the one hand, or any of the Indemnitors or Commodore, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by Commodore or Mergeco, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

         11.7. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         11.8. Expenses and Obligations. Except as otherwise expressly provided in this Agreement or as provided by law, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses. Notwithstanding the foregoing sentence, up to $50,000 in the aggregate of the costs and expenses incurred by the Indemnitors in connection with the consummation of the transactions contemplated hereby may be borne by Commodore (and, after the Closing, the Surviving Corporation). In the event of a dispute between the parties in connection with this Agreement and the transactions contemplated hereby, each of the parties hereto hereby agrees that the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any action or proceeding.

          11.9. Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          11.10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


                  (a)      If to Mergeco or Fund III, to

                           CMI Acquisition Company, Inc.
                           200 Crescent Court, Suite 1600
                           Dallas, Texas  75201
                           Attn: Lawrence D. Stuart


                           with a copy to

                           Vinson & Elkins L.L.P.
                           3700 Trammell Crow Center
                           2001 Ross Avenue
                           Dallas, Texas  75201
                           Attn:  Michael D. Wortley

                  (b)      If to Commodore,

                           Commodore Media, Inc.
                           500 Fifth Avenue, Suite 3000
                           New York, New York  10110
                           Attn:  Bruce A. Friedman
                                  President and Chief Executive Officer


                           with copies to

                           Pryor, Cashman, Sherman & Flynn
                           410 Park Avenue
                           New York, New York  10022
                           Attn:  Ira J. Goldstein

                  (c) If to the Indemnitors, to the addresses set forth on the signature page with a copy to:

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York  10004
                           Attention:  Henry Christensen, III


          11.11. Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The table of contents, if any, and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          11.12. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          11.13. Entire Agreement. This Agreement (which term shall be deemed to include the Confidentiality Agreement referred to in Section 5.2(a), the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement (as so defined).

         11.14. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. ANY SUIT OR PROCEEDING BROUGHT HEREUNDER SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE COURTS LOCATED IN DELAWARE.

         11.15. Publicity. Except as otherwise required by law, so long as this Agreement is in effect, neither Mergeco, the Indemnitors nor Commodore shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of Mergeco, on the one hand, and of Commodore, on the other hand, which consent shall not be unreasonably withheld.

         11.16. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that (a) upon notice to Commodore and without releasing Mergeco from any of its obligations or liabilities hereunder, Mergeco may assign or delegate any or all of its rights or obligations under this Agreement to any affiliate thereof, provided that such assignment does not delay obtaining the Commission Consent, and (b) nothing in this Agreement shall limit Mergeco's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Mergeco without the consent of Commodore. Commodore shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as Mergeco or its institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to Commodore that any such collateral assignment has been foreclosed upon, Commodore shall be entitled to deal exclusively with Mergeco as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Mergeco's assigns. For purposes hereof "affiliate" shall mean, with respect to Mergeco, any person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Mergeco. Nothing in this Agreement shall prevent Parent from assigning its interest in Mergeco to an affiliate of Parent, provided that such assignment does not delay obtaining the Commission Consent.

          11.17. Further Assurances. At the Closing or from time to time thereafter, the Surviving Corporation and the Indemnitors shall execute and deliver such other instruments of assignment, transfer and delivery and shall take such other actions as the other reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

          11.18. Director, Officer and Stockholder Liability. The directors, officers and stockholders of Mergeco and the partners of Fund III or any officer, director or stockholder of any entity directly or indirectly owning a partner in Fund III shall not have any personal liability for any liabilities arising under this Agreement. The directors and officers of Commodore and its subsidiaries shall not have any personal liability for any liabilities arising under this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Mergeco, Commodore, the Parent, the Stockholders and the Indemnitors have caused this Agreement to be signed, all as of the date first written above.

                          MERGECO:

                          CMI ACQUISITION COMPANY, INC.



                          -------------------------------------
                          By:  Eric C. Neuman
                          Its: President


                          COMMODORE:

                          COMMODORE MEDIA, INC.


                          -------------------------------------
                          By:  Bruce A. Friedman
                          Its: President and Chief Executive
                               Officer



                          PARENT:

                          HICKS, MUSE, TATE & FURST EQUITY FUND
                          III, L.P.

                          By:  HM3/GP PARTNERS, L.P.,
                               its General Partner

                               By:   Hicks, Muse GP Partners III, L.P.,
                                     its General Partner

                                         By:   Hicks, Muse Fund
                                               III, Incorporated,
                                               its General Partner


                                               -------------------------------
                                               By:      Lawrence D. Stuart, Jr.
                                               Its:     Executive Vice President

                                              STOCKHOLDERS AND INDEMNITORS:



- --------------------------                     William A. M. Burden & Co., L.P.,
Bruce A. Friedman,                             as Stockholder and Indemnitor
as Stockholder, Indemnitor and Indemnitor
Representative                                 By:
                                                     --------------------------
                                                         its General Partner
Address:

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                                                         By:
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                                                         Its:
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                                               Address:

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- -----------------------------
James T. Shea, Jr.,
as Stockholder and Indemnitor

Address:

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
Estate of Carter Burden,
as Stockholder and Indemnitor


By:
   ----------------------------        ----------------------
Susan L. Burden, as Executor           James J. Sullivan, as Indemnitor

By:                                    Address:
   ----------------------------                ------------------------
S. Carter Burden III, as Executor
                                               ------------------------

By:                                            ------------------------
   ----------------------------
Flobelle F. Burden, as Executor                ------------------------

Address:
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